Exhibit (a)(1)(A)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(including the associated Series A Junior Participating Preferred Stock Purchase Rights)
of
Kensey Nash Corporation
at
$38.50 Net Per Share
by
Biomedical Acquisition Corporation
an indirect wholly-owned subsidiary of
Koninklijke DSM N.V.

        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF MONDAY, JUNE 18, 2012, UNLESS THE OFFER IS EXTENDED.

        Biomedical Acquisition Corporation, a Delaware corporation ("Purchaser") and an indirect wholly-owned subsidiary of Koninklijke DSM N.V., a corporation organized in the Netherlands ("DSM"), is offering to purchase all issued and outstanding shares of common stock, par value $0.001, including the associated Series A Junior Participating Preferred Stock Purchase Rights (the "Shares"), of Kensey Nash Corporation, a Delaware corporation ("Kensey Nash"), at a price of $38.50 per Share, net to the seller in cash (the "Offer Price"), without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of May 2, 2012, among DSM, Purchaser and Kensey Nash (the "Merger Agreement"), under which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Kensey Nash, and Kensey Nash will be the surviving corporation and an indirect wholly-owned subsidiary of DSM (the "Merger").

        The Kensey Nash board of directors has unanimously (i) determined that the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of Kensey Nash and its stockholders; (ii) approved the Merger Agreement, the Offer, the Merger, the top-up option (as described in this Offer to Purchase) and the other transactions contemplated by the Merger Agreement; and (iii) recommended that the holders of Shares accept the Offer and tender their Shares to Purchaser pursuant to the Offer. Kensey Nash has also taken all actions necessary to ensure that the Rights Agreement (as described in this Offer to Purchase) will not apply to the transactions contemplated by the Merger Agreement.

        There is no financing condition to the Offer. The Offer is conditioned upon (i) the satisfaction of the Minimum Tender Condition (as described in this Offer to Purchase), (ii) the expiration or termination of the waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in the United States and under any other antitrust or competition laws applicable to the purchase of Shares pursuant to the Offer and the receipt of all other clearances, consents, approvals, orders or authorizations required by applicable non-U.S. antitrust or competition laws and (iii) other customary conditions as described in Section 13—"Conditions of the Offer". A summary of the principal terms of the Offer appears on pages (i) through (iii). You should read this entire document carefully before deciding whether to tender your Shares.

The Information Agent for the Offer is:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
 Call Toll-Free (800) 322-2885
Email: tenderoffer@mackenziepartners.com

May 21, 2012

IMPORTANT

        If you desire to tender all or any portion of your Shares to Purchaser in the Offer, you should either (a) complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, mail or deliver the Letter of Transmittal and any other required documents to Citibank, N.A., the depositary for the Offer (the "Depositary"), and either deliver the certificates for your Shares to the Depositary along with the Letter of Transmittal or tender your Shares by book-entry transfer by following the procedures described in Section 3—"Procedures for Tendering Shares" of this Offer to Purchase, in each case before the expiration of the Offer, or (b) request that your broker, dealer, commercial bank, trust company or other nominee effect the tender for you before the expiration of the Offer. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee you must contact that institution in order to tender your Shares to Purchaser pursuant to the Offer.

        If you desire to tender your Shares to Purchaser pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or cannot deliver all required documents to the Depositary by the expiration of the Offer, you may tender your Shares to Purchaser in the Offer by following the procedures for guaranteed delivery described in Section 3—"Procedures for Tendering Shares" of this Offer to Purchase. The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery by book-entry transfer, is at the election and risk of the tendering stockholder.

*    *    *

        Questions and requests for assistance may be directed to the Information Agent at the telephone numbers and address set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance. Copies of these materials may also be found at the website maintained by the Securities and Exchange Commission at www.sec.gov.

SUMMARY TERM SHEET

        This summary highlights selected information from this Offer to Purchase and may not contain all of the information that is important to you. You should carefully read this entire Offer to Purchase and the other documents to which this Offer to Purchase refers to fully understand the Offer (as defined below), the Merger (as defined below) and the related transactions. References to "we," "us," or "our," unless the context otherwise requires, are references to Purchaser (as defined below).

Principal Terms

  •
  Biomedical Acquisition Corporation ("Purchaser"), an indirect wholly-owned subsidiary of Koninklijke DSM N.V. ("DSM"), is offering to purchase all issued and outstanding shares of common stock, par value $0.001, including the associated Series A Junior Participating Preferred Stock Purchase Rights (the "Shares"), of Kensey Nash Corporation ("Kensey Nash"), at a price of $38.50 per Share, net to the seller in cash (the "Offer Price"), without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). The Offer is being made under the Agreement and Plan of Merger, dated as of May 2, 2012, among DSM, Purchaser and Kensey Nash (the "Merger Agreement"), pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Kensey Nash, and Kensey Nash will be the surviving corporation and an indirect wholly-owned subsidiary of DSM (the "Merger").

  •
  The Offer is the first step in our plan to acquire all of the issued and outstanding Shares, as provided in the Merger Agreement. If the Offer results in our purchasing a majority of the issued and outstanding Shares on a fully-diluted basis, we will acquire the remainder of the Shares in the Merger for an amount in cash, without interest and subject to applicable withholding taxes, equal to the Offer Price. No appraisal rights are available in connection with the Offer. Under Delaware law, however, stockholders who continue to own their Shares at the time of the Merger and fulfill certain other requirements of the Delaware General Corporation Law will have appraisal rights in connection with the Merger.

  •
  Kensey Nash has granted Purchaser an irrevocable option (which is exercisable anytime at or within three (3) business days after the later of (i) acceptance for payment and payment by Purchaser for any Shares pursuant to the Offer (the "Acceptance Time") and (ii) if applicable, the completion of any subsequent offering period for the Offer pursuant to the Merger Agreement) to purchase in certain circumstances the lowest number of authorized and unissued Shares of Kensey Nash that, when added to the number of Shares owned by DSM and Purchaser, constitutes one Share more than 90% of the total Shares that would then be outstanding. The exercise price per Share for Shares under this option would be equal to the Offer Price. This option, which we refer to as the "top-up option," is subject to certain additional terms and conditions and is exercisable only if the Offer is successful and achieves a minimum threshold. If the top-up option is exercised by Purchaser, Purchaser is required, subject to the terms and conditions of the Merger Agreement, to effect a short-form merger under Delaware law (as described in this Offer to Purchase). Based on information provided by Kensey Nash regarding its capitalization, DSM believes that Purchaser would have the ability to exercise the top-up option if (but only if) at least approximately 74% of the Shares are purchased pursuant to the Offer (including any subsequent offering period).

  •
  The initial offering period for the Offer will end at 12:00 Midnight, New York City time, at the end of Monday, June 18, 2012, unless we extend the Offer. We will announce any decision to

i

    extend the Offer in a press release stating the new expiration date no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration of the Offer.

  •
  See Section 1—"Terms of the Offer."

Kensey Nash Board Recommendation

  •
  The Kensey Nash board of directors (the "Kensey Nash Board") has unanimously (i) determined that the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of Kensey Nash and its stockholders; (ii) approved the Merger Agreement, the Offer, the Merger, the top-up option and the other transactions contemplated by the Merger Agreement; and (iii) recommended that the holders of Shares accept the Offer and tender their Shares to Purchaser pursuant to the Offer. See "Introduction" and Section 10—"Background of the Offer; Contacts with Kensey Nash" below, and Kensey Nash's Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission in connection with the Offer, a copy of which (without certain exhibits) is being furnished to stockholders concurrently herewith.

Conditions

  •
  We are not obligated to purchase any tendered Shares unless, at the expiration of the Offer, there have been validly tendered in the Offer and not properly withdrawn that number of Shares which would represent at least a majority of the issued and outstanding Shares on a fully diluted basis (assuming the issuance of all Shares that may be issued in respect of outstanding restricted stock awards, plus Shares issuable upon exercise or conversion of any then outstanding warrants, options, or other obligations or securities convertible or exchangeable into Shares or otherwise (regardless of whether (or to what extent) such warrants, options or other obligations or securities are then vested, convertible, exchangeable, exercisable or "in-the-money"), but excluding the top-up option). (See Introduction and Section 13—"Conditions of the Offer.") We refer to this condition as the "Minimum Tender Condition." As of the date of this Offer to Purchase, DSM, Purchaser and their wholly-owned subsidiaries own no Shares.

  •
  We also are not obligated to purchase any tendered Shares unless the waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and under any other antitrust or competition laws applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated, and we have received all other clearances, consents, approvals, orders or authorizations required by applicable non-U.S. antitrust or competition laws. We refer to this condition as the "Antitrust Condition." As of the date of this Offer to Purchase, we believe that, other than filings under the HSR Act, no filings are required under any antirust or competition laws. See Section 15—"Certain Legal Matters."

  •
  In addition to the Minimum Tender Condition and the Antitrust Condition, the Offer is also subject to a number of other important conditions, including, among others, (i) there being no legal restraint in effect (other than a law that imposes a waiting period to the extent of such waiting period) that would make the Offer or the Merger illegal, prevent the consummation of the Offer or the Merger or impose any material limitations on the ownership by DSM of Kensey Nash as the surviving corporation following the Merger or the operation by DSM of the business of Kensey Nash and its subsidiaries, on a consolidated basis; (ii) there being no pending suit, action or proceeding by a governmental authority seeking such a legal restraint; (iii) the absence of a material adverse effect on Kensey Nash (as provided in the Merger Agreement); (iv) the representations and warranties of Kensey Nash set forth in the Merger Agreement being true and correct (as and to the extent provided in the Merger Agreement); and (v) Kensey Nash having performed and complied with its obligations, agreements and covenants in the Merger Agreement in all material respects. We can waive these conditions (other than the Minimum Tender Condition) without Kensey Nash's consent. See Section 13—"Conditions of the Offer."

  •
  There is no financing condition to the Offer. We do not believe our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because (a) the Offer is being made for all issued and outstanding Shares solely for cash, (b) the Offer is not subject to any financing condition, (c) if we consummate the Offer, we will acquire all remaining Shares for the same cash price in the Merger, and (d) DSM has, and will arrange for Purchaser to have, sufficient funds to purchase all Shares that may be validly tendered and not properly withdrawn in the Offer and to acquire any remaining outstanding Shares in the Merger. See Section 12—"Source and Amount of Funds."

Procedures for Tendering Shares

  •
  If you wish to accept the Offer and:

  •
  you are a record holder (i.e., a stock certificate or book-entry has been issued to you and registered in your name), you must deliver the stock certificate(s) representing your Shares (or follow the procedures described in this Offer to Purchase for book-entry transfer), together with a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal, to the Depositary. These materials must reach the Depositary before the Offer expires. Detailed instructions are contained in the Letter of Transmittal and in Section 3—"Procedures for Tendering Shares";

  •
  you are a record holder, but your stock certificate or book-entry is not available or you cannot deliver it to the Depositary before the Offer expires, you may be able to obtain three additional trading days (as defined herein) to deliver your Shares by delivering the enclosed Notice of Guaranteed Delivery, properly completed and duly executed, to the Depositary before the Offer expires. See Section 3—"Procedures for Tendering Shares" for more information; or

  •
  you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee (i.e., your Shares are held in "street name"), you should promptly contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered.

See Section 3—"Procedures for Tendering Shares."

Withdrawal Rights

  •
  You have the right to, and can, withdraw any Shares that you have previously tendered at any time until the Offer has expired and, if we have not by July 20, 2012 agreed to accept your Shares for payment, you can withdraw them at any time after such time until we accept your Shares for payment. See Sections 1 and 4—"Terms of the Offer" and "Withdrawal Rights."

  •
  To withdraw Shares that you previously tendered, you must deliver a written notice of withdrawal with the required information to the Depositary at a time when you have the right to withdraw your Shares. If you tendered your Shares through your broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares.

  •
  Once we accept your tendered Shares upon expiration of the Offer, you will no longer be able to withdraw them. In addition, you will not be able to withdraw Shares tendered during any subsequent offering period that we may elect to establish after we have accepted for payment Shares tendered in the Offer. See Sections 1 and 4—"Terms of the Offer" and "Withdrawal Rights."

Recent Kensey Nash Trading Prices; Subsequent Trading

  •
  On May 2, 2012, the last trading day before DSM and Kensey Nash announced the signing of the Merger Agreement, the closing price of the Shares reported on The NASDAQ Global Select Market was $29.01 per Share.

  •
  The Offer Price of $38.50 per Share represents a premium of 33% to the closing stock price of the Shares on May 2, 2012, the last trading day prior to the announcement of the Offer and the Merger Agreement.

  •
  On May 18, 2012, the last full trading day before Purchaser commenced the Offer, the closing price of the Shares reported on The NASDAQ Global Select Market was $38.39 per Share.

  •
  We advise you to obtain a recent quotation for Shares in deciding whether to tender your Shares in the Offer. See Section 6—"Price Range of Shares; Dividends."

U.S. Federal Income Tax Treatment

  •
  If you are a U.S. taxpayer, your receipt of cash for Shares in the Offer or in the Merger will be a taxable transaction for U.S. federal income tax purposes. You will generally recognize gain or loss in an amount equal to the difference between (a) the cash you receive in the Offer or the Merger and (b) your adjusted tax basis in the Shares you sell in the Offer or exchange in the Merger. That gain or loss will be capital gain or loss if the Shares are a capital asset in your hands, and will be long-term capital gain or loss if the Shares have been held for more than one year at the time of the exchange of your Shares for cash. You are urged to consult your own tax advisor as to the particular tax consequences of the Offer and the Merger to you, including the tax consequences under state, local, foreign and other tax laws. See Section 5—"Material United States Federal Income Tax Consequences of the Offer and the Merger."

Further Information

  •
  For further information, you can call MacKenzie Partners, Inc., the Information Agent for the Offer, at (212) 929-5500 or (800) 322-2885 (toll free). See the back cover page of this Offer to Purchase for additional contact information.

To All Holders of Shares of Common Stock of
Kensey Nash Corporation:

INTRODUCTION

        Biomedical Acquisition Corporation, a Delaware corporation ("Purchaser") and an indirect wholly-owned subsidiary of Koninklijke DSM N.V., a corporation organized in the Netherlands ("DSM"), hereby offers to purchase all issued and outstanding shares of common stock, par value $0.001, including the associated Series A Junior Participating Preferred Stock Purchase Rights (the "Shares"), of Kensey Nash Corporation, a Delaware corporation ("Kensey Nash"), at a price of $38.50 per Share, net to the seller in cash (the "Offer Price"), without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

        If your Shares are registered in your name and you tender directly to the Depositary (as defined below), you will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of your Shares by Purchaser. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you should check with your broker, dealer, commercial bank, trust company or other nominee as to whether they charge any service fees or commissions. However, if you do not complete and sign the Form W-9 that is included with the Letter of Transmittal, or a Form W-8BEN or other Form W-8, as applicable, you may be subject to a required backup federal income tax withholding of 28% of the gross proceeds payable to you. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability. See Section 5—"Material United States Federal Income Tax Consequences of the Offer and the Merger." Purchaser will pay all charges and expenses of Citibank, N.A. (the "Depositary") and MacKenzie Partners, Inc. (the "Information Agent").

        The Offer is not subject to any financing condition. The Offer is conditioned upon (i) the satisfaction of the Minimum Tender Condition (as described below), (ii) the expiration or termination of the waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), in the United States and under any other antitrust or competition laws applicable to the purchase of Shares pursuant to the Offer and the receipt of all other clearances, consents, approvals, orders or authorizations required by applicable non-U.S. antitrust or competition laws (the "Antitrust Condition") and (iii) other customary conditions as described in Section 13—"Conditions of the Offer" (collectively, the "Offer Conditions").

        The Minimum Tender Condition requires that, prior to the expiration of the Offer, there be validly tendered and not properly withdrawn that number of Shares which would represent at least a majority of the issued and outstanding Shares on a fully-diluted basis (assuming the issuance of all Shares that may be issued in respect of outstanding restricted stock awards, plus Shares issuable upon exercise or conversion of any then outstanding warrants, options, or other obligations or securities convertible or exchangeable into Shares or otherwise (regardless of whether (or to what extent) such warrants, options or other obligations or securities are then vested, convertible, exchangeable, exercisable or "in-the-money"), but excluding the top-up option). According to Kensey Nash, as of May 17, 2012, there were an aggregate of (i) 8,720,449 Shares issued and outstanding, (ii) 1,673,969 Shares underlying outstanding and unexercised stock options and (iii) 42,469 Shares underlying outstanding restricted stock awards. Accordingly, we anticipate that the Minimum Tender Condition would be satisfied if at least 5,218,444 Shares are validly tendered in the Offer and not withdrawn.

        As of the date of this Offer to Purchase, we believe that, other than filings under the HSR Act, no filings are required under any antitrust or competition laws. See Section 15—"Certain Legal Matters."

        The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of May 2, 2012, among DSM, Purchaser and Kensey Nash (the "Merger Agreement"), pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Kensey Nash, and Kensey Nash will be the surviving corporation and an indirect wholly-owned subsidiary of DSM (the "Merger"). At the effective time of the Merger (the "Effective Time"), each issued and outstanding Share (other than Shares held in the treasury of Kensey Nash or owned by DSM or any wholly-owned subsidiary of DSM or of Kensey Nash or held by stockholders who properly demand and perfect appraisal rights under the Delaware General Corporation Law ("DGCL")) will by virtue of the Merger, and without action by the holder thereof, be canceled and converted into the right to receive from Purchaser an amount in cash, without interest and subject to applicable withholding taxes, equal to the Offer Price (the "Merger Consideration"), payable to the holder thereof upon surrender of the certificate formerly representing, or book-entry transfer of, such Share. The Merger Agreement is more fully described in Section 11—"Purpose of the Offer and Plans for Kensey Nash; Merger Agreement and Other Agreements." Section 5—"Material United States Federal Income Tax Consequences of the Offer and the Merger" describes the principal U.S. federal income tax consequences of the sale of Shares in the Offer and the Merger.

        This Offer is only for Shares and not for options, restricted stock awards or stock appreciation rights. Pursuant to the Merger Agreement and consistent with the terms of Kensey Nash's equity incentive plans, (1) all unexercised options to purchase Shares under any of Kensey Nash's equity incentive plans that are outstanding immediately prior to the consummation of the Merger, whether vested or unvested (in whole or in part), exercisable or unexercisable (in whole or in part), will terminate and be canceled at the Effective Time and, in exchange for such cancellation, the holders of such options will receive, with respect to each option, a cash payment (less any applicable withholding taxes) equal to the product of (a) the excess, if any, of the Merger Consideration over the applicable exercise price per Share of such option multiplied by (b) the number of Shares subject to such option, and (2) all unexercised stock appreciation rights that are outstanding immediately prior to the consummation of the Merger, whether vested or unvested (in whole or in part), exercisable or unexercisable (in whole or in part), will terminate and be canceled at the Effective Time and, in exchange for such cancellation, the holders of such stock appreciation rights will receive, a cash payment (less any applicable withholding taxes) equal to the product of (a) the excess, if any, of the Merger Consideration over the base price per Share of such stock appreciation right multiplied by (b) the number of such stock appreciation rights. Immediately following the acceptance for payment of at least a majority of the outstanding Shares in the Offer (the "Acceptance Time"), all restrictions on any outstanding restricted stock awards granted under Kensey Nash's Employee Incentive Compensation Plan will terminate and all of the Shares issuable thereunder will be issued, entitling the holders thereof to receive the Merger Consideration in exchange for such Shares (to the extent not purchased in any subsequent offering period).

        The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, at the end of Monday, June 18, 2012, unless the Offer is extended. See Sections 1, 13 and 15—"Terms of the Offer," "Conditions of the Offer" and "Certain Legal Matters."

        The Board of Directors of Kensey Nash (the "Kensey Nash Board") has unanimously (i) determined that the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of Kensey Nash and its stockholders; (ii) approved the Merger Agreement, the Offer, the Merger, the top-up option (as defined herein) and the other transactions contemplated by the Merger Agreement; and (iii) recommended that the holders of Shares accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

        For factors considered by the Kensey Nash Board, see Kensey Nash's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") filed with the Securities and Exchange

Commission (the "SEC") in connection with the Offer, a copy of which (without certain exhibits) is being furnished to stockholders concurrently herewith.

        Consummation of the Merger is conditioned upon, if required by law, among other things, the adoption of the agreement of merger (as such term is used in Section 251 of the DGCL) set forth in the Merger Agreement by the requisite vote of stockholders of Kensey Nash. Under the DGCL, the affirmative vote of a majority of the outstanding Shares to adopt the agreement of merger is the only vote of any class or series of Kensey Nash's capital stock that would be necessary to approve the Merger Agreement and the Merger at any required meeting of Kensey Nash's stockholders. If, following the purchase of Shares by Purchaser pursuant to the Offer or otherwise, we own at least a majority of the outstanding Shares, we will be able to effect the Merger without the affirmative vote of any other stockholder. We have agreed pursuant to the Merger Agreement that all Shares acquired pursuant to the Offer or otherwise owned by us will be voted in favor of the Merger.

        The DGCL provides that, if a corporation owns at least 90% of the outstanding shares of each class of a subsidiary corporation, the corporation holding such shares may merge such subsidiary into itself, or itself into such subsidiary, without any action or vote on the part of the board of directors or the stockholders of such other corporation (a "short-form merger"). Pursuant to the Merger Agreement, in the event that, following completion of the Offer, Purchaser (together with DSM and DSM's wholly-owned subsidiaries) owns at least 90% of the outstanding Shares, including Shares acquired in any subsequent offering period and through any exercise of the top-up option (as defined below), DSM will effect a short-form merger of Purchaser into Kensey Nash in accordance with the DGCL and, thereafter, Kensey Nash will be an indirect wholly-owned subsidiary of DSM. See Section 15—"Certain Legal Matters."

        No appraisal rights are available in connection with the Offer. However, under the DGCL, stockholders who continue to own their Shares at the time of the Merger and fulfill certain other requirements of the DGCL will have appraisal rights in connection with the Merger. See Section 15—"Certain Legal Matters."

        Certain U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the Merger are described in Section 5—"Material United States Federal Income Tax Consequences of the Offer and the Merger." We recommend that stockholders consult their tax advisors regarding the tax consequences of the sale of Shares.

        This Offer to Purchase and the related Letter of Transmittal, and Kensey Nash's Schedule 14D-9, contain important information and each such document should be read carefully and in its entirety before any decision is made with respect to the Offer.

THE TENDER OFFER

1.  Terms of the Offer

        Upon the terms and subject to the prior satisfaction or waiver of the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment and pay for all Shares validly tendered in accordance with the procedures set forth in Section 3—"Procedures for Tendering Shares" and not properly withdrawn prior to the Expiration Date in accordance with the procedures set forth in Section 4—"Withdrawal Rights." The term "Expiration Date" means 12:00 Midnight, New York City time, at the end of Monday, June 18, 2012, unless Purchaser has extended the Offer, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, will expire.

        Consummation of the Offer is conditioned upon the satisfaction of the Minimum Tender Condition, the Antitrust Condition and the other conditions described in Section 13—"Conditions of the Offer." Subject to the terms of the Merger Agreement, Purchaser may terminate the Offer without purchasing any Shares if certain events described in Section 13 occur.

        We expressly reserve the right (but are not obligated), at any time or from time to time, to waive or otherwise modify or amend the terms and conditions of the Offer in any respect. However, pursuant to the Merger Agreement, we have agreed that we will not, without the prior written consent of Kensey Nash, (a) reduce the number of Shares subject to the Offer, (b) reduce the Offer Price, (c) waive the Minimum Tender Condition, (d) impose conditions or requirements to the Offer that are different than or in addition to the Offer Conditions or amend or modify any Offer Condition in a manner adverse, or that reasonably would be expected to be adverse, in a material respect to the holders of Shares, (e) extend the Offer, except as required or permitted by the Merger Agreement, (f) change the form of consideration payable in the Offer, or (g) otherwise amend the Offer in any manner adverse in a material respect to the holders of Shares.

        Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will be required to accept for payment and pay for any Shares validly tendered and not withdrawn. We are permitted to (without Kensey Nash's consent), and shall (a) extend the Offer for one or more periods of time in consecutive increments of up to ten (10) business days per extension (or such longer periods as may be agreed to by DSM, Purchaser and Kensey Nash) if, at the time the Offer is scheduled to expire, any of the Offer Conditions are not satisfied or have not been waived, until such time as such Offer Conditions are satisfied or waived and (b) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff applicable to the Offer; provided, that (1) if at any such scheduled expiration of the Offer, the Minimum Tender Condition is not satisfied but all other Offer Conditions are satisfied or waived, then we shall not be required to extend the Offer for more than ten (10) business days in the aggregate and (2) we shall not be required to extend the Offer beyond October 31, 2012 or the termination of the Merger Agreement.

        There can be no assurance that we will exercise our right to extend the Offer or that we will be required under the Merger Agreement to extend the Offer. During any extension of the initial offering period, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to all withdrawal rights. See Section 4—"Withdrawal Rights."

        If we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or the information concerning the tender offer, other than a change in the consideration offered or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of such changes. With respect to a change in the consideration offered or a change in the percentage of securities sought, a tender offer generally must remain open for at least ten (10) business days following such change.

        We expressly reserve the right, in our sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, to not accept for payment or pay for any Shares if, at the expiration of the Offer, any of the Offer Conditions have not been satisfied or upon the occurrence of any of the events set forth in Section 13. Under certain circumstances, we may terminate the Merger Agreement and the Offer.

        We expressly reserve the right, in our sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, to delay acceptance of Shares and to delay payment for Shares pending receipt of any governmental regulatory approvals specified in Section 15—"Certain Legal Matters," without prejudice to our rights set forth in Section 13—"Conditions of the Offer." See Sections 13 and 15—"Conditions of the Offer" and "Certain Legal Matters." The reservation by us of the right to delay the acceptance for payment of or payment for Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or to return Shares deposited by or on behalf of tendering stockholders promptly after the termination or withdrawal of the Offer.

        Any extension or amendment of the Offer, waiver of a condition of the Offer, delay in acceptance for payment or payment or termination of the Offer, will be followed promptly by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(d), 14d-6(c), and 14e-1(d) under the Exchange Act. Without limiting our obligation under such rules or the manner in which we may choose to make any public announcement, we currently intend to make announcements by issuing a press release to the Dow Jones News Service (or such other national media outlet or outlets as we deem prudent) and by making any appropriate filing with the SEC.

        Subject to the Merger Agreement, if fewer than 90% of the Shares are accepted for payment in the Offer, then we may, and Kensey Nash may require us to, provide a subsequent offering period upon expiration of the Offer of not fewer than ten (10) business days (or such shorter period as shall be requested by Kensey Nash) in accordance with Rule 14d-11 under the Exchange Act; provided, that if the number of Shares validly tendered and accepted for payment pursuant to the Offer would, assuming the exercise of the top-up option and the issuance of the Shares pursuant to the top-up option, constitute at least one Share more than 90% of the number of Shares then outstanding, any such request by Kensey Nash will not obligate us to make available a subsequent offering period. A subsequent offering period would be an additional period of time of at least three (3) business days, or, if required by Kensey Nash under the Merger Agreement, not less than ten (10) business days, beginning no later than 9:00 a.m., New York City time, on the next business day following the Expiration Date, during which stockholders may tender Shares not tendered in the Offer. A subsequent offering period, if one is provided, is not an extension of the Offer, which already will have been completed. During a subsequent offering period, tendering stockholders will not have withdrawal rights, and Purchaser will immediately accept and promptly pay the Offer Price for any Shares tendered during the subsequent offering period.

        Kensey Nash has agreed to provide us with its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal and other related documents will be mailed to record holders of Shares whose names appear on Kensey Nash's stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

        For purposes of this Offer to Purchase, "business day" means "business day" as defined in Rule 14d-1(g)(3) promulgated under the Exchange Act, and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

2.  Acceptance for Payment and Payment for Shares

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and the applicable rules of the SEC, Purchaser will accept for payment, and will pay for, all Shares validly tendered and not properly withdrawn prior to the Expiration Date promptly after the later of (a) the Expiration Date and (b) the satisfaction or waiver of the conditions to the Offer set forth in Section 13—"Conditions of the Offer." In addition, subject to the terms and conditions of the Merger Agreement and the applicable rules of the SEC, we reserve the right to delay acceptance for payment of, or payment for, Shares, pending receipt of any regulatory or governmental approvals specified in Section 15—"Certain Legal Matters." For information with respect to approvals that we are or may be required to obtain prior to the completion of the Offer, see Section 15—"Certain Legal Matters."

        In all cases, payment for any Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates representing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company ("DTC") pursuant to the procedures set forth in Section 3—"Procedures for Tendering Shares," (b) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in Section 3 below) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. See Section 3—"Procedures for Tendering Shares."

        For purposes of the Offer, Purchaser will be deemed to have accepted for payment and thereby purchased Shares validly tendered and not properly withdrawn prior to the Expiration Date if and when Purchaser gives written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for purposes of receiving payments from Purchaser and transmitting such payments to the tendering stockholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

        If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned (or new certificates for the Shares not tendered will be sent), without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at DTC pursuant to the procedures set forth in Section 3—"Procedures for Tendering Shares," such Shares will be credited to an account maintained with DTC) promptly following expiration or termination of the Offer.

        If, prior to the Expiration Date, Purchaser increases the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to holders of all Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

        Purchaser reserves the right, subject to the provisions of the Merger Agreement, to transfer or assign in whole or in part, from time to time, to one or more direct or indirect wholly-owned subsidiaries of DSM, the right to purchase all or any portion of the Shares tendered pursuant to the

Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.  Procedures for Tendering Shares

        Valid Tender of Shares.    Except as set forth below, in order for you to validly tender Shares in the Offer, (a) a properly completed and duly executed Letter of Transmittal in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (x) certificates representing Shares tendered must be delivered to the Depositary or (y) such Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Depositary (which confirmation must include an Agent's Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case, prior to the Expiration Date, or (b) you must comply with the guaranteed delivery procedures set forth below. The term "Agent's Message" means a message, transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

        Book-Entry Transfer.    The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC's systems may make a book-entry transfer of Shares by causing DTC to transfer such Shares into the Depositary's account in accordance with DTC's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at DTC as described above is referred to herein as a "Book-Entry Confirmation."

        Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the Depositary.

        Signature Guarantees and Stock Powers.    Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (which term includes most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by The Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered owner has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates and stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

        If certificates representing Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal must accompany each delivery of certificates for the Shares.

        Guaranteed Delivery.    A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares by satisfying all of the requirements set forth below:

  •
  such tender is made by or through an Eligible Institution;

  •
  a properly completed and duly executed Notice of Guaranteed Delivery, in the form provided by Purchaser, is received by the Depositary (as provided below) prior to the Expiration Date; and

  •
  the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the NASDAQ Global Select Market is open for business.

        The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

        The method of delivery of Shares, the Letter of Transmittal, the Notice of Guaranteed Delivery and all other required documents, including delivery through DTC, is at the election and sole risk of the tendering stockholder. Delivery of all such documents will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If such delivery is by mail, we recommend that all such documents be sent by properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery prior to the Expiration Date.

        Other Requirements.    Notwithstanding any provision hereof, Purchaser will pay for Shares pursuant to the Offer only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

        Binding Agreement.    The acceptance for payment by Purchaser of Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

        Appointment as Proxy.    By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivering an Agent's Message in lieu of a Letter of Transmittal), the tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's attorneys-in-fact and proxies, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all dividends (other than the Declared Dividend (as defined below)), distributions, rights, other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Merger Agreement. All such proxies and powers of attorney will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such dividends, distributions, rights, Shares and other securities will, without further action, be revoked, and no subsequent powers of attorney, proxies or consents may be given (and, if given, will not be deemed effective). Purchaser's designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the stockholders of Kensey Nash, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to such Shares and other securities, including voting at any meeting of stockholders or executing a written consent concerning any matter. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares as provided herein, for any meeting of the stockholders of Kensey Nash.

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by Purchaser in its sole and absolute discretion, which determination shall be final and binding on all parties, subject to the right of any such party to dispute such determination in a court of competent jurisdiction. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Purchaser, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of DSM, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto and any other document related to the Offer) will be final and binding on all parties, subject to the right of any such party to dispute such interpretation in a court of competent jurisdiction.

4.  Withdrawal Rights

        Except as otherwise provided in this Section 4, tenders of Shares in the Offer are irrevocable. A stockholder may withdraw Shares tendered pursuant to the Offer at any time prior to the Expiration Date and, unless and until Purchaser has previously accepted them for payment, such Shares may also be withdrawn at any time after July 20, 2012.

        If Purchaser extends the Offer, is delayed in its acceptance for payment of or payment for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may nevertheless, on behalf of

Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders exercise withdrawal rights as described in this Section 4 before the Expiration Date or at any time after July 20, 2012, unless theretofore accepted for payment as provided herein.

        For a withdrawal of Shares to be effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the record holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3—"Procedures for Tendering Shares," any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares have been delivered or otherwise identified to the Depositary, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary prior to the physical release of such certificates.

        All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination shall be final and binding on all parties, subject to the right of any such party to dispute such determination in a court of competent jurisdiction. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of DSM, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures for tendering shares described in Section 3—"Procedures for Tendering Shares" at any time prior to the Expiration Date or during a subsequent offering period, if one is provided.

        In the event Purchaser provides a subsequent offering period following the Offer, no withdrawal rights will apply to Shares tendered during such subsequent offering period or to Shares previously tendered in the Offer and accepted for payment.

5.  Material United States Federal Income Tax Consequences of the Offer and the Merger

        The following is a summary of certain material U.S. federal income tax consequences to holders of Shares upon the tender of Shares for cash pursuant to the Offer and the exchange of Shares for cash pursuant to the Merger. This summary does not purport to be a comprehensive description of all of the tax consequences that may be relevant to a decision to dispose of Shares in the Offer or the Merger, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of investors or that are generally assumed to be known by investors. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, administrative rulings and court decisions, all as in effect as of the date hereof and all of which are subject to differing interpretations and/or change at any time (possibly with retroactive effect). In addition, this summary is not a complete description of all the tax consequences of the Offer and the Merger and, in particular, may not address U.S. federal income tax considerations to holders of Shares subject to special treatment under U.S. federal income tax law (including, for example, financial institutions, dealers in securities or currencies, traders that mark to market, holders who hold their Shares as part of a hedge, straddle or conversion transaction, insurance companies, tax-exempt entities and holders who obtained their Shares by exercising options). In addition, this summary does not discuss any consequences to holders of options with respect to exercising such options to acquire Shares or any aspect of state, local or foreign tax law that may be applicable to any holder of Shares, or any U.S.

federal tax considerations other than U.S. federal income tax considerations. This summary assumes that holders own Shares as capital assets.

        We urge holders of Shares to consult their own tax advisors with respect to the specific tax consequences to them in connection with the Offer and the Merger in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws.

U.S. Holders

        Except as otherwise set forth below, the following discussion is limited to the U.S. federal income tax consequences relevant to a beneficial owner of Shares that is a citizen or resident of the United States, a domestic corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes), any estate (other than a foreign estate), and any trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust, and (ii) one or more U.S. persons have the authority to control all substantial decisions of the trust (a "U.S. Holder").

        If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a holder that is a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Such holders should consult their own tax advisors regarding the tax consequences of exchanging the Shares pursuant to the Offer or pursuant to the Merger.

  Payments with Respect to Shares

        The exchange of Shares for cash pursuant to the Offer or pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder who receives cash for Shares pursuant to the Offer or pursuant to the Merger will recognize gain or loss, if any, equal to the difference between the amount of cash received and the holder's adjusted tax basis in the Shares. Such gain or loss will be capital gain or loss if the Shares are a capital asset in such U.S. Holder's hands, and will be long-term capital gain or loss if such U.S. Holder's holding period for the Shares is more than one year at the time of the exchange of such holder's Shares for cash. Long-term capital gains recognized by an individual holder generally are subject to tax at a lower rate than short-term capital gains or ordinary income. There are limitations on the deductibility of capital losses.

  Backup Withholding Tax and Information Reporting

        Payments made with respect to Shares exchanged for cash in the Offer or the Merger will be subject to information reporting and U.S. federal backup withholding tax (currently at a rate of 28%) unless the U.S. Holder (i) furnishes an accurate tax identification number or otherwise complies with applicable U.S. information reporting or certification requirements (typically, by completing and signing a Form W-9, which is included with the Letter of Transmittal) or (ii) is a corporation or other exempt recipient and, when required, demonstrates such fact. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder's United States federal income tax liability, if any, provided that such U.S. Holder furnishes the required information to the Internal Revenue Service in a timely manner.

Non-U.S. Holders

        The following is a summary of certain U.S. federal income tax consequences that will apply to you if you are a Non-U.S. Holder of Shares. The term "Non-U.S. Holder" means a beneficial owner, other than a partnership, of Shares that is not a U.S. Holder.

        Non-U.S. Holders should consult their own tax advisors to determine the specific U.S. federal, state, local and foreign tax consequences that may be relevant to them.

  Payments with Respect to Shares

        Payments made to a Non-U.S. Holder with respect to Shares exchanged for cash in the Offer or pursuant to the Merger generally will be exempt from U.S. federal income tax, unless:

  (a)
  the gain on Shares, if any, is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if certain income tax treaties apply, is attributable to the Non-U.S. Holder's permanent establishment in the United States) (in which event (i) the Non-U.S. Holder will be subject to U.S. federal income tax as described under "U.S. Holders," but such Non-U.S. Holder should provide a Form W-8ECI instead of a Form W-9, and (ii) if the Non-U.S. Holder is a corporation, it may be subject to branch profits tax on such gain at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty));

  (b)
  the Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year and certain other conditions are met (in which event the Non-U.S. Holder will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of the Shares net of applicable U.S. losses from sales or exchanges of other capital assets recognized during the year); or

  (c)
  the Non-U.S. Holder is an individual subject to tax pursuant to U.S. tax rules applicable to certain expatriates.

  Backup Withholding Tax and Information Reporting

        In general, if you are a Non-U.S. Holder you will not be subject to backup withholding and information reporting with respect to a payment made with respect to Shares exchanged for cash in the Offer or the Merger if you have provided the Depositary with an original IRS Form W-8BEN (or an original Form W-8ECI if your gain is effectively connected with the conduct of a U.S. trade or business). If Shares are held through a foreign partnership or other flow-through entity, certain documentation requirements also apply to the partnership or other flow-through entity. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a Non-U.S. Holder's United States federal income tax liability, if any, provided that such Non-U.S. Holder furnishes the required information to the Internal Revenue Service in a timely manner.

6.  Price Range of Shares; Dividends

        The Shares are traded on The NASDAQ Global Select Market under the symbol "KNSY." The following table sets forth, for the periods indicated, the high and low prices per Share on the NASDAQ Global Select Market as reported in Kensey Nash's Annual Report on Form 10-K for the fiscal year ended June 30, 2011 (the "Form 10-K") with respect to periods through June 30, 2011 and as reported by published financial sources for the period starting July 1, 2011.

Calendar Year	High	Low
2010:
First Quarter	$26.57	$19.70
Second Quarter	$25.50	$20.54
Third Quarter	$30.23	$21.91
Fourth Quarter	$30.13	$26.31
2011:
First Quarter	$28.58	$23.87
Second Quarter	$26.56	$23.38
Third Quarter	$29.39	$23.26
Fourth Quarter	$27.87	$18.17
2012:
First Quarter	$30.50	$19.45
Second Quarter (through May 18, 2012)	$38.69	$27.62

        On March 16, 2012, the last full trading day prior to the public announcement of the settlement of Kensey Nash's dispute with St. Jude Medical, Inc. ("St. Jude Medical"), discussed in Section 10—"Background of the Offer; Contacts with Kensey Nash," the reported closing price per Share on the NASDAQ Global Select Market was $24.59 per Share. On March 19, 2012, the first trading day after such announcement, the trading price per Share reached an intraday high of $30.50 per Share.

        On May 2, 2012, the last full trading day prior to the public announcement that DSM and Kensey Nash had entered into the Merger Agreement and that DSM would commence the Offer, the reported closing sales price per Share on the NASDAQ Global Select Market was $29.01 per Share. Between March 19, 2012 and May 2, 2012, the trading price per Share did not again reach the $30.50 per Share price that it achieved on March 19, 2012. On May 18, 2012, the last full trading day prior to the commencement of the Offer, the reported closing sales price per Share on the NASDAQ Global Select Market was $38.39 per Share.

        Stockholders are urged to obtain a current market quotation for the Shares.

        Purchaser has been advised that, except for the $0.25 per share cash dividends declared by the Kensey Nash Board on (1) January 3, 2012 payable to stockholders of record on January 31, 2012 (paid on February 29, 2012) and (2) March 13, 2012 payable to stockholders of record on April 30, 2012 (to be paid on May 31, 2012) (the "Declared Dividend"), Kensey Nash has not declared or paid any dividends in the past two years. Under the terms of the Merger Agreement, except as required by law, Kensey Nash is not permitted to declare, set aside or pay dividends (other than the Declared Dividend and any dividend by a subsidiary of Kensey Nash to Kensey Nash or a wholly-owned subsidiary of Kensey Nash) with respect to any of its capital stock without the prior written approval of DSM (which approval shall not be unreasonably withheld, conditioned or delayed). Under the terms of the Merger Agreement, if Kensey Nash were to declare any further cash dividend with the approval of DSM, the Offer Price would be appropriately and proportionately adjusted to reflect such cash dividend. See Section 14—"Dividends and Distributions."

7.  Possible Effects of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration and Margin Regulations

        As set forth in Section 11—"Purpose of the Offer and Plans for Kensey Nash; Merger Agreement and Other Agreements—The Merger," following the purchase of Shares pursuant to the Offer, DSM will effect the Merger, as a result of which each Share Purchaser does not own will be canceled and converted into the right to receive from Purchaser the Merger Consideration (which is cash in the same amount as the Offer Price), without interest and subject to applicable withholding taxes. Accordingly, if the Merger takes place, the only difference between tendering and not tendering Shares in the Offer (other than as set forth below) is that tendering stockholders will be paid earlier. However, if the short-form Merger is not consummated, during the period after the Acceptance Time (as defined below) and prior to consummation of the Merger, our purchase of Shares in the Offer may have material effects on the market for the Shares, NASDAQ listing and Exchange Act registration of the Shares and the eligibility of the Shares to be used as collateral for margin loans. These potential effects are summarized below.

        Possible Effects of the Offer on the Market for the Shares.    The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares. The number of Shares that are still in the hands of the public, and the number of stockholders, may be so small that there will no longer be an active or liquid public trading market (or possibly any public trading market). We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

        NASDAQ Listing.    Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on the NASDAQ Global Select Market. According to the published guidelines of The NASDAQ Stock Market, LLC ("NASDAQ"), NASDAQ would consider disqualifying the Shares for listing on The NASDAQ Global Select Market (though not necessarily for listing on The NASDAQ Capital Market) if, among other possible grounds, (a) the total number of beneficial holders and holders of record of Shares falls below 400, (b) the bid price for the Shares is less than $1 per share, or (c)(i) Kensey Nash has stockholders' equity of less than $10 million, the number of publicly held Shares falls below 750,000, the market value of publicly held Shares is less than $5 million or there are fewer than two active and registered market makers in the Shares, (ii) the market value of Kensey Nash's listed securities is less than $50 million, the number of publicly held Shares falls below 1,100,000, the market value of publicly held Shares is less than $15 million or there are fewer than four active and registered market makers in the Shares, or (iii) the number of publicly held Shares falls below 1,100,000, the market value of publicly held Shares is less than $15 million, there are fewer than four active and registered market makers in the Shares or Kensey Nash's total assets and total revenue are less than $50 million each for the most recently completed fiscal year (or two of the three most recently completed fiscal years). Furthermore, NASDAQ would consider delisting the Shares from NASDAQ altogether if, among other possible grounds, (a) the number of publicly held Shares falls below 500,000, (b) the total number of beneficial holders and holders of record (except, in each case, any holder who is, either directly or indirectly, an executive officer or director of Kensey Nash or the beneficial holder of more than 10% of the Shares) of Shares falls below 300, (c) the market value of publicly held Shares is less than $1 million, (d) there are fewer than two active and registered market makers in the Shares, (e) the bid price for the Shares is less than $1 per share, or (f)(i) Kensey Nash has stockholders' equity of less than $2.5 million, (ii) the market value of Kensey Nash's listed securities is less than $35 million, and (iii) Kensey Nash's net income from continuing operations is less than $500,000 for the most recently completed fiscal year and in two of the last three most recently completed fiscal years. According to Kensey Nash, as of May 17, 2012 there were 8,720,449 Shares outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares are either no longer eligible for The NASDAQ Global Select Market or are delisted from NASDAQ altogether, the market for the Shares will be adversely affected.

        If NASDAQ were to delist the Shares, it is possible that the Shares would continue to trade in the over-the-counter market and that price or other quotations for the Shares would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Trading in the Shares will cease upon consummation of the Merger if trading has not ceased earlier as discussed above.

        Exchange Act Registration.    The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated by Kensey Nash upon application to the SEC if the outstanding Shares are not listed on a "national securities exchange" and there are fewer than 300 holders of record of Shares. After the Acceptance Time, Kensey Nash shall use its reasonable best efforts to enable the de-listing of the Shares from NASDAQ and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days thereafter if the requirements for termination of registration are met.

        Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by Kensey Nash to its stockholders and to the SEC and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with stockholders' meetings or actions in lieu of a stockholders' meeting pursuant to Section 14(a) and 14(c) of the Exchange Act and the related requirement of furnishing an annual report to stockholders) no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 with respect to "going private" transactions would no longer be applicable to Kensey Nash. Furthermore, the ability of "affiliates" of Kensey Nash and certain persons holding "restricted securities" of Kensey Nash to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for continued inclusion on the Federal Reserve Board's list of "margin securities" or eligible for stock exchange listing. Purchaser intends to seek to cause Kensey Nash to apply for termination of registration of the Shares as soon as possible after the Acceptance Time if the requirements for termination of registration are met.

        If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act will be terminated following completion of the Merger.

        Margin Regulations.    The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, the Shares might no longer constitute "margin securities" for the purposes of the margin regulations, in which event the Shares would be ineligible to be used as collateral for margin loans made by brokers.

8.  Certain Information Concerning Kensey Nash

        Kensey Nash (NASDAQ: KNSY) is a publicly traded Delaware corporation with its principal executive offices located at 735 Pennsylvania Drive, Exton, Pennsylvania 19341. Kensey Nash's telephone number at such principal executive offices is (484) 713-2100.

        Kensey Nash is a medical device product development and manufacturing company with a history of innovation and success in bringing new products to the market. Kensey Nash focuses on regenerative medicine by creating products and technologies that help the human body heal. Kensey Nash is recognized as a leader for innovative product development, as well as for its broad portfolio of resorbable biomaterials products. Kensey Nash has an extensive range of products, which are sold through strategic partners in multiple large medical markets, including cardiology, orthopaedic, sports medicine, spinal, cranio-maxillofacial (CMF), trauma and general surgery.

        During the past 25 years, Kensey Nash has established itself as a leader in designing, developing, manufacturing and processing proprietary medical devices, which include resorbable biomaterials products such as collagen and synthetic polymers. Kensey Nash has expanded its base of technology, which has enabled it to develop multiple resorbable product platforms that can be used in a wide variety of applications. Kensey Nash has developed extensive expertise in tissue regeneration and tissue repair, and the ability to commercialize and produce products with these capabilities.

        Available Information.    Kensey Nash is subject to the information and reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Kensey Nash's business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and stock options, SARs and restricted stock awards granted to them), the principal holders of Kensey Nash's securities, material interests of such persons in transactions with Kensey Nash, and other matters is required to be disclosed in proxy statements and periodic reports distributed to Kensey Nash's stockholders and/or filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC's office at 100 F Street, NE, Washington, DC 20549. Copies may be obtained by mail, upon payment of the SEC's customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549. Further information on the operation of the SEC's Public Reference Room in Washington, DC can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, such as Kensey Nash, who file electronically with the SEC. The address of that site is http://www.sec.gov. Copies of such reports, proxy statements and other information should also be available at Kensey Nash's web site, the address of which is www.kenseynash.com.

        Sources of Information.    Except as otherwise set forth herein, the information concerning Kensey Nash contained in this Offer to Purchase has been based upon publicly available documents and records on file with the SEC, including the Form 10-K, and other public sources. The information concerning Kensey Nash taken or derived from such documents and records is qualified in its entirety by reference to Kensey Nash's public filings with the SEC (which may be obtained and inspected as described above) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information. Although we have no knowledge that any such information contains any misstatements or omissions, none of DSM, Purchaser, or any of their respective affiliates or assigns, the Information Agent or the Depositary assumes responsibility for the accuracy or completeness of the information concerning Kensey Nash contained in such documents and records or for any failure by Kensey Nash to disclose events which may have occurred or may affect the significance or accuracy of any such information.

        Prospective Financial Information.    In connection with the discussions between Kensey Nash and DSM that led to the negotiation of the Merger Agreement, Kensey Nash provided DSM and Purchaser certain prospective financial information concerning Kensey Nash, including projected consolidated revenues, operating expense, income from operations, net income and earnings before interest, taxes, depreciation and amortization (EBITDA) for Kensey Nash's fiscal years 2011 through 2016.

        None of DSM, Purchaser or any of their affiliates or representatives participated in preparing, and they do not express any view on, the prospective information summarized below, or the assumptions underlying such information. The summary of such information is included solely to give stockholders access to the information that was made available to DSM and is not included in this Offer to Purchase in order to influence any Kensey Nash stockholder to make any investment decision with respect to the Offer or the Merger, including whether to tender Shares in the Offer or whether or not to seek appraisal rights with respect to the Shares.

        It is our understanding that this prospective financial information was prepared by Kensey Nash for internal use and was not prepared for use in the documents relating to the Offer or with a view toward public disclosure, or with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or generally accepted accounting principles ("GAAP"). To our knowledge, neither Kensey Nash's independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information included below, or expressed any opinion or any other form of assurance on such information or its achievability.

        It is our understanding that Kensey Nash's prospective financial information reflects numerous estimates and assumptions made by Kensey Nash with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Kensey Nash's business, all of which are difficult to predict and many of which are beyond Kensey Nash's control. Certain of these assumptions are described under the heading "Financial Projections" in the Schedule 14D-9 prepared by Kensey Nash and being distributed to holders of Shares with this Offer to Purchase. The prospective financial information reflects subjective judgment in many respects and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the prospective financial information constitutes forward-looking information and is subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such prospective information, including, but not limited to, Kensey Nash's performance, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules, and the various risks set forth in Kensey Nash's reports filed with the SEC. There can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than forecasted. The prospective financial information covers multiple years and such information by its nature becomes less predictive with each successive year. In addition, the prospective information will be affected by Kensey Nash's ability to achieve strategic goals, objectives and targets over the applicable periods. We understand that the assumptions upon which the prospective information was based necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond Kensey Nash's control. The prospective information also reflects assumptions as to certain business decisions that are subject to change. Such prospective information cannot, therefore, be considered a guaranty of future operating results, and this information should not be relied on as such. The inclusion of this information should not be regarded as an indication that Kensey Nash, DSM, Purchaser, any of their respective representatives or anyone who received this information then considered, or now considers, it necessarily predictive of actual future events, and this information should not be relied upon as such. None of DSM, Purchaser or any of their financial advisors, the Information Agent, the Depositary or any of their respective affiliates assumes any responsibility for the validity, reasonableness, accuracy or completeness of the prospective information described below. None of DSM, Purchaser or any of their financial advisors or any of their affiliates intends to, and each of them disclaims any obligation to, update, revise or correct such prospective information if they are or become inaccurate (even in the short term).

        We understand that the prospective financial information does not take into account any circumstances or events occurring after the date it was prepared, including the transactions contemplated by the Merger Agreement. There can be no assurance that the announcement of the Offer or the transactions contemplated by the Merger Agreement will not cause customers of Kensey Nash to delay or cancel purchases of Kensey Nash's products pending the consummation of such transactions or the clarification of any intentions with respect to the conduct of Kensey Nash's business thereafter. Any such delay or cancellation of customer sales is likely to adversely affect the ability of Kensey Nash to achieve the results reflected in such prospective financial information. Further, the prospective financial information does not take into account the effect of any failure of the Offer or the Merger to occur and should not be viewed as accurate or continuing in that context.

        The inclusion of the prospective financial information herein should not be deemed an admission or representation by DSM or Purchaser that they are viewed by DSM or Purchaser as material information of Kensey Nash. The prospective information should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Kensey Nash contained in Kensey Nash's public filings with the SEC. In light of the foregoing factors and the uncertainties inherent in Kensey Nash's prospective information, stockholders are cautioned not to place undue, if any, reliance on the prospective information included in this Offer to Purchase.

	FY2011A	FY2012E	FY2013E	FY2014E	FY2015E	FY2016E
	(amounts in thousands except per share information)
Revenue	$71,638	$89,353	$102,028	$122,793	$136,312	$169,516
Operating Expenses	$49,927	$65,690	$71,618	$80,382	$89,960	$99,798
Operating Income	$21,711	$23,663	$30,410	$42,411	$46,352	$69,718
Net Income	$13,930	$14,779	$18,907	$26,955	$29,882	$45,256
EPS	$1.57	$1.68	$2.15	$3.06	$3.40	$5.15
EBIT	$21,711	$23,663	$30,410	$42,411	$46,352	$69,718
EBITDA	$28,465	$31,593	$38,631	$51,022	$55,783	$80,132

        DSM understands that the prospective financial information set forth above excludes (i) the impact of in-process research and development and transaction costs related to Kensey Nash's acquisition of certain assets from Nerites Corporation, (ii) inventory step-up charges related to Kensey Nash's acquisition of certain assets from Norian Corporation and (iii) approximately $600,000 in legal fees associated with Kensey Nash's dispute with St. Jude over royalties.

        Certain of the prospective financial information set forth herein, including EBIT and EBITDA, are non-GAAP financial measures. We understand that Kensey Nash provided this information to DSM because Kensey Nash believed it could be useful in evaluating, on a prospective basis, Kensey Nash's potential operating performance and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Kensey Nash may not be comparable to similarly titled amounts used by other companies.

9.  Certain Information Concerning Purchaser and DSM

        Purchaser.    Purchaser is a Delaware corporation and, to date, has engaged in no activities other than those incident to its formation and to the Offer and the Merger. Purchaser is an indirect wholly-owned subsidiary of DSM. The principal executive offices of Purchaser are located at 45 Waterview Blvd., Parsippany, NJ 07054 and Purchaser's telephone number at such principal executive offices is (973) 257-8300.

        DSM.    DSM is a corporation organized in the Netherlands. DSM is a global science-based company active in health, nutrition and materials. By connecting its unique competences in Life

Sciences and Materials Sciences DSM is driving economic prosperity, environmental progress and social advances to create sustainable value for all stakeholders. DSM delivers innovative solutions that nourish, protect and improve performance in global markets such as food and dietary supplements, personal care, feed, pharmaceuticals, medical devices, automotive, paints, electrical and electronics, life protection, alternative energy and bio-based materials. Its shares are listed on NYSE Euronext. The principal offices of DSM are located at Het Overloon 1, 6411 TE Heerlen, the Netherlands. DSM's telephone number at such principal executive offices is +31 (0) 45 578 8111.

        Additional Information.    The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the members of the Supervisory Board and Managing Board of DSM and the members of the board of directors and the executive officers of Purchaser are set forth in Schedule A to this Offer to Purchase.

        None of DSM, Purchaser or, to the knowledge of DSM or Purchaser after reasonable inquiry, any of the persons listed in Schedule A, has during the last five years (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws or a finding of any violation of U.S. federal or state securities laws.

        Except as set forth elsewhere in this Offer to Purchase or in Schedule A: (a) none of DSM, Purchaser or, to the knowledge of DSM or Purchaser after reasonable inquiry, any of the persons listed in Schedule A or any associate or majority-owned subsidiary of DSM, Purchaser or any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of Kensey Nash, (b) none of DSM, Purchaser or, to the knowledge of DSM or Purchaser after reasonable inquiry, any of the persons referred to in clause (a) above or any of their executive officers, directors, affiliates or subsidiaries has effected any transaction in Shares or any other equity securities of Kensey Nash during the past 60 days, (c) none of DSM, Purchaser, their subsidiaries or, to the knowledge of DSM or Purchaser after reasonable inquiry, any of the persons listed in Schedule A, has any agreement, arrangement, or understanding, whether or not legally enforceable, with any other person with respect to any securities of Kensey Nash (including, but not limited to, any agreement, arrangement, or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations), (d) in the past two years, except as previously disclosed in Kensey Nash's filings with the SEC, there have been no transactions that would require reporting under the rules and regulations of the SEC between any of DSM, Purchaser, their subsidiaries or, to the knowledge of DSM or Purchaser after reasonable inquiry, any of the persons listed in Schedule A, on the one hand, and Kensey Nash or any of its executive officers, directors or affiliates, on the other hand, and (e) in the past two years, there have been no negotiations, transactions or material contacts between any of DSM, Purchaser, their subsidiaries or, to the knowledge of DSM or Purchaser after reasonable inquiry, any of the persons listed in Schedule A, on the one hand, and Kensey Nash or any of its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of Kensey Nash's securities, an election of Kensey Nash's directors or a sale or other transfer of a material amount of assets of Kensey Nash.

        We do not believe our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because (a) the Offer is being made for all issued and outstanding Shares solely for cash, (b) the Offer is not subject to any financing condition, (c) if we consummate the Offer, we will acquire all remaining Shares for the same cash price in the Merger, and (d) DSM has, and will arrange for Purchaser to have, sufficient funds to purchase all Shares validly tendered and not properly withdrawn in the Offer and to acquire the remaining outstanding Shares in the Merger.

10.  Background of the Offer; Contacts with Kensey Nash

        In early February, 2011, Christophe Dardel, President of DSM Biomedical, called and left a message for Joseph Kaufmann, Chief Executive Officer of Kensey Nash. On February 7, 2011, Mr. Dardel and Marc Hendriks, Director of Global RT&D DSM Biomedical, had a conference call with Mr. Kaufmann in which the parties introduced themselves and agreed to meet in person to learn about each other's businesses. The parties met in person, on February 21, 2011, and discussed each other's businesses, the complementary nature of their technologies and potential ways in which the parties might be able to cooperate with respect to research and development opportunities. Mr. Hendriks, Mr. Dardel, Mr. Kaufmann and Douglas Evans, Kensey Nash's Chief Operating Officer, attended that meeting.

        On March 22, 2011, Mr. Evans and Mr. Hendriks further discussed possible applications for combinations of DSM's materials with the Company's technology.

        On June 27, 2011, DSM and Kensey Nash entered into a mutual confidentiality agreement (the "CDA") in connection with the sharing of confidential information for the purpose of evaluating potential joint commercial development opportunities and possible joint business dealings in certain specialized fields. Following the execution and delivery of the CDA, Kensey Nash and DSM held meetings and discussions, sharing limited confidential information for the specified purposes.

        On July 18, 2011, Kensey Nash held a workshop program attended by Mr. Hendriks and certain other representatives from DSM. At the workshop, Kensey Nash discussed structural degradable polymers, component and device manufacturing, antimicrobial technologies and certain related technologies, and Kensey Nash's structural biomaterial device experience. DSM also provided a high-level comprehensive overview of its biomedical activities.

        On August 18, 2011, Mr. Dardel and DSM's Chief Innovation Officer, Rob van Leen, met with Mr. Kaufmann and Mr. Evans to discuss potential mutual business arrangements and collaborations between the parties. Mr. van Leen remarked to Mr. Kaufmann that DSM might be interested in acquiring Kensey Nash if it were for sale.

        On September 26, 2011, while in Europe on other business, Mr. Kaufmann met with Mr. van Leen, in Eindhoven, the Netherlands. Mr. Kaufmann and Mr. van Leen discussed the need to negotiate and enter into a confidentiality agreement for the purpose of exchanging information and discussions regarding a possible acquisition of Kensey Nash by DSM. Shortly thereafter, an interim confidentiality agreement was executed, and there were numerous discussions between the parties related to a potential transaction.

        On October 17, 2011, Jefferies & Company, Inc. ("Jefferies"), financial advisor to Kensey Nash, sent a letter to DSM regarding the process to be followed in connection with further due diligence inquiries and submitting a proposal to acquire Kensey Nash.

        On November 3, 2011, Mr. Kaufmann and Mr. van Leen had a telephone conversation pursuant to which Mr. van Leen asked that Kensey Nash deal exclusively with DSM with respect to a potential acquisition of Kensey Nash. Mr. Kaufmann responded that, although Kensey Nash was willing to listen to a proposal by DSM, it was not for sale and that, in any event, Kensey Nash would not entertain discussions regarding exclusivity prior to receiving a proposal.

        In connection with negotiating a confidentiality and standstill agreement to replace the interim agreement (the "Confidentiality Agreement"), DSM continued to request that Kensey Nash deal exclusively with DSM regarding a potential acquisition of Kensey Nash. On November 14, 2011, Kensey Nash and DSM entered into the Confidentiality Agreement, which did not grant exclusivity to DSM.

        On November 22 and 23, 2011, Kensey Nash held a two-day meeting with several members of the DSM management team in Exton, Pennsylvania. Following that meeting, Kensey Nash provided additional documents and other materials to DSM. DSM indicated that it would deliver a non-binding preliminary offer to Kensey Nash based upon Kensey Nash's five-year financial plan, the aforementioned management meetings, and the other materials presented to it by Kensey Nash. At such meeting, Kensey Nash communicated to DSM that Kensey Nash did not intend to permit further due diligence or to further pursue a potential acquisition with DSM unless DSM's preliminary offer was in a range that the Kensey Nash Board viewed as reasonable.

        On December 16, 2011, Kensey Nash announced a dispute with St. Jude Medical over royalty payments payable by St. Jude Medical to Kensey Nash relating to the Angio-Seal vascular closure device and certain related matters (the "Dispute") and that it had agreed with St. Jude Medical to enter into non-binding mediation in an attempt to resolve the Dispute. The closing price per Share on the NASDAQ Global Select Market on December 15, 2011 was $26.70 per Share. In the days following the announcement of the Dispute, the trading price per Share declined precipitously, with trading prices as low as $18.17 experienced during these days.

        Prior to December 21, 2011, Mr. Kaufmann had a conversation with Mr. van Leen pursuant to which Mr. van Leen indicated that DSM would make an offer in the coming days in the range of $28.00 to $29.00 per Share, that the offer would likely have been at a higher valuation if the Dispute with St. Jude Medical were not a concern, and that DSM desired to continue its due diligence. Mr. Kaufmann informed Mr. van Leen that Kensey Nash would not be interested in a transaction in the proposed valuation range.

        On December 22, 2011, DSM provided a written non-binding value indication, pursuant to which DSM proposed to acquire all of the outstanding Shares at an offer range of $26.00 to $30.00 per Share pursuant to an all-cash tender offer, followed by a merger. The proposal specified that the proposed transaction would not be subject to a financing condition.

        Between late December and early January, Mr. Kaufmann and Mr. van Leen continued to discuss the proposed transaction, including DSM's preliminary offer and each party's desire to move forward with the due diligence process. Mr. Kaufmann expressed to DSM that any offer for Kensey Nash would have to exceed what DSM had originally proposed and, more specifically, would need to be in the range of $40.00 per Share. Mr. Kaufmann also expressed that DSM should not proceed unless it was willing to significantly increase its offer. DSM agreed to consider a higher offer, and orally indicated it would raise the upper end of its offer range to $35.00 per Share, but would not commit to any price without further diligence.

        From January 16, 2012 through January 20, 2012, DSM and its representatives performed due diligence on Kensey Nash and its books and records. On January 20, 2012, Mr. Kaufmann and representatives from Jefferies met with Mr. Dardel and Michael Wahl, DSM's Vice President of Mergers and Acquisitions, to discuss DSM's proposal. Mr. Dardel stated that the DSM team intended to compile the information that it had obtained and would then make a presentation to DSM's governing bodies during the week of February 6, 2012. It was decided that following such presentation and after Kensey Nash's scheduled mediation with St. Jude Medical, the two parties would have further conversations on February 13, 2012.

        On February 13, 2012, Kensey Nash informed DSM that it had entered into a term sheet with St. Jude Medical with respect to a settlement of the Dispute. DSM expressed its desire to continue its due diligence investigation and indicated that it had questions regarding Kensey Nash's projections.

        On March 6, 2012, Mr. Kaufmann, Michael Celano, Chief Financial Officer of Kensey Nash, and Jefferies met with Mr. Dardel and Philip Eykerman, Executive Vice President of Corporate Strategy and Acquisitions for DSM, to answer DSM's questions regarding Kensey Nash's projections. On a follow-up call with Mr. van Leen on March 11, 2012, Mr. Kaufmann obtained confirmation that DSM's questions regarding Kensey Nash's projections were addressed to the satisfaction of DSM. Mr. Kaufmann also conveyed to DSM that public announcement of the settlement with St. Jude Medical would be forthcoming. Mr. van Leen stated that DSM wished to wait a week following the public announcement of the settlement with St. Jude Medical so that news of such settlement would have time to be fully absorbed by the market, and that thereafter DSM would seek approval from its applicable governing bodies to provide a revised offer to Kensey Nash.

        Prior to March 26, 2012, representatives of Jefferies had a discussion with representatives of DSM pursuant to which representatives of DSM indicated that DSM's management was moving a proposal to acquire Kensey Nash through DSM's approval process and that DSM would provide a revised proposal to Kensey Nash during the week of April 2, 2012. During the discussion with DSM, Jefferies reiterated Kensey Nash's expectation for a price per Share in the $40.00 range.

        On April 3, 2012, Mr. Kaufmann and Jefferies met with Mr. van Leen and Mr. Eykerman. Mr. van Leen and Mr. Eykerman delivered an offer letter, which stated it was a final proposal, pursuant to which DSM proposed to acquire all of the outstanding Shares at a price of $35.50 per Share pursuant to an all-cash tender offer, followed by a merger. The proposed transaction was not subject to a financing condition. DSM's proposal contemplated that it would build its North American biomaterials platform around Kensey Nash's operations. On April 4, 2012, Jefferies informed DSM that Kensey Nash was rejecting DSM's offer of $35.50 per Share and reiterated that Kensey Nash was seeking an offer in the $40.00 range.

        On April 10, 2012, Mr. Kaufmann received a letter from DSM in which DSM increased its offer to $37.50 per Share. Following receipt of such letter, Mr. Kaufmann had two conversations with Mr. van Leen in which Mr. Kaufmann communicated the Kensey Nash Board's desire to obtain additional value for Kensey Nash's stockholders and discussed areas of Kensey Nash's projections prepared by DSM that, if reconsidered, could unlock additional stockholder value. Mr. van Leen responded on April 11, 2012 that he might be able to go as high as $38.50 per Share, but that such valuation was outside of the range authorized by DSM's governing bodies and, consequently, additional approvals by DSM's applicable governing bodies would be necessary.

        On and after April 12, 2012, Mr. Kaufmann had additional discussions with Mr. van Leen during which Mr. van Leen explained that DSM's bid of $38.50 per Share was DSM's last and final offer.

        On April 14, 2012, Mr. van Leen informed Mr. Kaufmann that DSM's governing bodies had approved an offer at $38.50 per Share.

        On April 20, 2012, DSM sent a draft agreement and plan of merger to Kensey Nash, as prepared by counsel to DSM, Cleary Gottlieb Steen & Hamilton LLP ("Cleary"). The initial draft of the agreement and plan of merger proposed a two-step transaction, consisting of a tender offer followed by a merger, and provided for a "top-up option." It also provided (i) for a "window shop" provision, (ii) for a termination fee of 4.5% of the total equity value of the transaction payable to Purchaser in connection with the acceptance of an alternate proposal or certain other events, (iii) that the tender offer would be launched as promptly as practicable following the execution and delivery of the agreement and plan of merger and no later than ten business days following the execution and delivery of the agreement and plan of merger, (iv) that Purchaser would have five business days to match any competing proposal, in the event that one is made, and (v) that the executive officers and directors of Kensey Nash would enter into a voting and tender agreement, pursuant to which such persons would agree to tender their Shares in a tender offer launched by DSM and would vote any Shares not tendered in such offer in favor of a merger with DSM.

        On April 25, 2012, Katten Muchin Rosenman LLP, legal counsel to Kensey Nash ("Katten"), sent a revised draft agreement and plan of merger to Cleary. This revised draft of the agreement and plan of merger included the following provisions: (i) a termination fee of 3.0% of the total equity value of the transaction, (ii) a minimum of two calendar weeks prior to the launching of a tender offer so as to allow potential bidders time to make an offer prior to the commencement of a tender offer, (iii) a reduction of the period of time given to Purchaser to match any competing proposal from five business days to two business days, and (iv) that there would not be a voting and tender agreement.

        On April 27, 2012, Cleary sent a revised draft agreement and plan of merger to Katten, and representatives of Katten and Cleary discussed the revisions in the draft agreement and plan of merger, which provided, among other things, that (i) there would be a termination fee of 4.0% of the total equity value of the transaction, (ii) DSM and Purchaser agreed to the window of a minimum of two calendar weeks between the execution and delivery of the agreement and plan of merger and the launch of the tender offer, (iii) Purchaser would have three business days to match any competing proposals, and (iv) there would be a voting and tender agreement. Additionally, on April 27, 2012, Katten sent Cleary an initial draft of the disclosure letter.

        Between April 27 and April 30, 2012, Katten and Cleary negotiated various terms of the draft agreement and plan of merger. On April 29, 2012, Katten sent Cleary a revised draft of the disclosure letter.

        On April 30, 2012, Katten sent to Cleary a revised draft of the agreement and plan of merger, which again provided for a termination fee of 3.0% of the total equity value of the transaction.

        On May 1, 2012, DSM agreed to Kensey Nash's request that Kensey Nash's officers and directors would not be subject to a voting and tender agreement. Cleary also sent a revised draft of the agreement and plan of merger to Katten that provided for a termination fee of 3.75% of the total equity value.

        Later on May 1, 2012, representatives of Katten called representatives of Cleary to communicate the willingness of the Kensey Nash Board to accept a termination fee of 3.5% of the total equity value of the transaction. Representatives of Cleary later called representatives of Katten to communicate that DSM had agreed to reduce its request for the termination fee to 3.5% of the total equity value of the transaction. Cleary then sent a revised agreement and plan of merger to Katten. The disclosure letter was also finalized.

        On May 2, 2012, representatives of Cleary and Katten discussed additional revisions to the draft agreement and plan of merger, and Cleary sent a final draft of the agreement and plan of merger to Katten.

        On May 2, 2012, at a special meeting of the Kensey Nash Board, after the close of trading for the day, the Kensey Nash Board unanimously adopted resolutions approving the agreement and plan of merger and recommending the Offer and the Merger. Following such meeting, the Merger Agreement was signed. Prior to the opening of the financial markets in the Netherlands and the United States on May 3, 2012, Kensey Nash and DSM issued press releases announcing the signing of the Merger Agreement.

11.  Purpose of the Offer and Plans for Kensey Nash; Merger Agreement and Other Agreements

        Purpose of the Offer and Plans for Kensey Nash.    The purpose of the Offer and the Merger is for DSM, through Purchaser, to acquire control of, and the entire equity interest in, Kensey Nash. The Offer, as a first step in the acquisition of Kensey Nash, is intended to facilitate the acquisition of all the Shares. Pursuant to the Merger, we will acquire all of the capital stock of Kensey Nash not purchased pursuant to the Offer, the top-up option or otherwise. Stockholders of Kensey Nash who sell their Shares in the Offer will cease to have any equity interest in Kensey Nash or any right to participate in its earnings and future growth. If the Merger is consummated, non-tendering stockholders also will no longer have an equity interest in Kensey Nash. On the other hand, after selling their Shares in the Offer or the subsequent Merger, stockholders of Kensey Nash will not bear the risk of any decrease in the value of Kensey Nash.

        Assuming Purchaser purchases a majority of the outstanding Shares pursuant to the Offer, we are entitled and currently intend to exercise our rights under the Merger Agreement to obtain pro rata representation on, and control of, the Kensey Nash Board. Following the Merger, the directors of Purchaser will become the directors of Kensey Nash. See "The Merger Agreement—Directors" below.

        In accordance with the Merger Agreement, if we accept Shares in the Offer, we will acquire the remaining Shares pursuant to the Merger. Under the Merger Agreement, following our acceptance for payment of the Shares in the Offer, we have the option under the top-up option to purchase from Kensey Nash, subject to certain limitations, a number of additional Shares sufficient to cause DSM and Purchaser to own one Share more than 90% of the then outstanding Shares. See "The Merger Agreement—Top-Up Option" below.

        Under the Merger Agreement, if Purchaser acquires at least 90% of the total outstanding Shares either in the Offer or through the exercise of the top-up option, DSM and Purchaser will act to effect the Merger under the "short-form" merger provisions of Section 253 of the DGCL. See "The Merger Agreement—The Merger" below.

        We are conducting a detailed review of Kensey Nash and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and will consider what, if any, changes would be desirable in light of the circumstances which exist upon completion of the Offer. We will continue to evaluate the business and operations of Kensey Nash during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as we deem appropriate under the circumstances then existing. Thereafter, we intend to review such information as part of a comprehensive review of Kensey Nash's business, operations, capitalization and management with a view of optimizing development of Kensey Nash's potential in conjunction with DSM's existing businesses. Possible changes could include changes in Kensey Nash's business, corporate structure, charter, by laws, capitalization, board of directors, management or dividend policy, although, except as disclosed in this Offer to Purchase and subject to the Merger Agreement, DSM and Purchaser have no current plans with respect to any of such matters.

        Except as disclosed in this Offer to Purchase, we do not have any present plans or proposals that would result in an extraordinary corporate transaction involving Kensey Nash or any of its subsidiaries, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of a material amount of assets, or any material changes in Kensey Nash's capitalization, corporate structure, business or composition of its management or board of directors.

        The Merger Agreement.    The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule TO that we have filed with the SEC on May 21, 2012 (the "Schedule TO") and which is incorporated herein by reference. The Merger Agreement may be examined and copies may be obtained in the manner set forth in Section 8—"Certain Information Concerning Kensey Nash." You are encouraged to read the full text of the Merger Agreement because it is the legal document that governs the Merger and certain aspects of the Offer. The summary description has been included in this Offer to Purchase to provide you with information regarding the terms of the Merger Agreement and is not intended to modify or supplement any rights or obligations of the parties under the Merger Agreement or any factual disclosures about Kensey Nash or the transactions contemplated in the Merger Agreement contained in public reports filed by Kensey Nash or DSM with the SEC.

        The Offer.    The Merger Agreement provides that Purchaser will commence the Offer and that, upon the terms and subject to prior satisfaction or waiver of the conditions to the Offer described in Section 13—"Conditions of the Offer" (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment, and pay for, all Shares validly tendered pursuant to the Offer and not withdrawn prior to the Expiration Date.

        We are permitted to (without Kensey Nash's consent), and shall (a) extend the Offer for one or more periods of time in consecutive increments of up to ten (10) business days per extension if, at the time the Offer is scheduled to expire, any of the Offer Conditions is not satisfied and has not been waived, until such time as all such Offer Conditions are satisfied or waived or (b) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff applicable to the Offer; provided, that if at any such scheduled expiration of the Offer, the Minimum Tender Condition is not satisfied but all other offer conditions are satisfied or waived, then we shall not be required to extend the Offer for more than ten (10) business days in the aggregate.

        If fewer than 90% of the Shares are tendered, we may elect to, or at the request of Kensey Nash be required to, provide a subsequent offering period for the Offer in accordance with Rule 14d-11 under the Exchange Act of at least ten (10) business days (or such shorter period as shall be requested by the Company); provided, however, that if the number of Shares validly tendered and accepted for payment pursuant to the Offer would, assuming the exercise of the top-up option and the issuance of Shares pursuant to the top-up option, constitute at least one share more than 90% of the number of Shares then outstanding, any such request by Kensey Nash will not obligate DSM or Purchaser to make available such subsequent offering period.

        In any event, we are not required to extend the Offer beyond October 31, 2012 or any termination of the Merger Agreement. See Sections 1 and 13—"Terms of the Offer" and "Conditions of the Offer."

        Recommendation.    Kensey Nash has represented to us in the Merger Agreement that the Kensey Nash Board (at a meeting duly called and held) has duly and unanimously (a) approved the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (b) determined that the Merger Agreement, the Offer and the Merger are fair to, and in the best interests of, Kensey Nash and its stockholders, (c) resolved to recommend that Kensey Nash's stockholders accept the Offer and tender their Shares pursuant to the Offer, (d) resolved to recommend that Kensey Nash's stockholders adopt, to the extent required by Law, the Merger Agreement and (e) declared that the Merger Agreement is advisable (clauses (c) and (d) being collectively referred to as the "Company Recommendation"). Kensey Nash has also represented to us in the Merger Agreement that such resolutions are sufficient to render inapplicable to us any anti-takeover laws that may purport to be applicable to the Offer, the Merger and the other transactions contemplated by the Merger Agreement.

        The Kensey Nash Board also approved an amendment to the Rights Agreement (as defined below) to provide that: (a) none of DSM, Purchaser and their respective Affiliates or Associates (as such terms are defined in the Rights Agreement) shall be deemed to be an Acquiring Person (as defined in the Rights Agreement) as a result of (i) the announcement, commencement or consummation of the Offer or (ii) the execution, delivery or performance of the Merger Agreement, or the consummation of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement; (b) none of a Shares Acquisition Date, a Triggering Event or a Distribution Date (each as defined in the Rights Agreement) shall be deemed to occur as a result of (i) the announcement, commencement or consummation of the Offer or (ii) the execution, delivery or performance of the Merger Agreement or the consummation of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement; and (c) the rights under the Rights Agreement will not separate from the Shares as a result of (i) the announcement, commencement or consummation of the Offer or (ii) the execution, delivery or performance of the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement. The amendment to the Rights Agreement was executed by Kensey Nash on May 2, 2012 and a copy thereof is attached as Exhibit 4.1 to Kensey Nash's Current Report on Form 8-K filed with the SEC on May 3, 2012 (the "Rights Agreement Amendment").

        Directors.    The Merger Agreement provides that, subject to the requirements of Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, promptly upon the Acceptance Time and as long as DSM directly or indirectly beneficially owns at least a majority of the Shares, Purchaser has the right to designate a number of directors of Kensey Nash, rounded up to the next whole number, that is equal to the product of the total number of directors on the Kensey Nash Board and the percentage that the number of Shares owned by Purchaser or any other subsidiary of DSM bears to the total number of Shares outstanding. Kensey Nash will promptly take all action necessary to provide

Purchaser with such level of representation and cause Purchaser's designees to be so elected or appointed.

        We have agreed to cause any directors designated by us to the Kensey Nash Board to furnish (i) a completed director and officer questionnaire pursuant to the Merger Agreement, (ii) if requested by the Kensey Nash Board, such designee's consent to a background check, and (iii) such other information as may be reasonably requested by the Kensey Nash Board or the corporate governance and nominating committee thereof. If the Kensey Nash Board determines that appointment of a designee would constitute a breach of its fiduciary duties, then the Kensey Nash Board will inform us of such determination and we will propose an alternate designee for appointment to the Kensey Nash Board.

        Kensey Nash has also agreed in the Merger Agreement that individuals designated by Purchaser shall, as nearly as practicable, and to the extent permitted by applicable law, constitute at least the same percentage of each committee of the Kensey Nash Board (and of each board of directors and each committee thereof of each wholly-owned subsidiary of Kensey Nash) as the percentage of the entire board represented by the individuals designated by Purchaser.

        In the event Purchaser's designees are elected or appointed to the Kensey Nash Board, the Merger Agreement requires that until the Effective Time the Kensey Nash Board will have at least two directors who were directors on the date of the Merger Agreement and who are not officers of Kensey Nash or any subsidiary of Kensey Nash (the "Independent Directors"). If the number of Independent Directors is reduced below two for any reason, the remaining Independent Director shall be entitled to designate an individual to fill such vacancy or, if no Independent Director remains, the other directors shall be entitled to designate two individuals to fill the vacancies who are not officers, stockholders or affiliates of Kensey Nash, any subsidiary of Kensey Nash, DSM or Purchaser. The Merger Agreement further provides that until the Effective Time certain actions of Kensey Nash may only be authorized by, and will require the authorization of, the Independent Directors.

        Upon consummation of the Merger, the directors of Purchaser shall be the directors of Kensey Nash, as the surviving corporation of the Merger.

        Top-Up Option.    Pursuant to the terms of the Merger Agreement, following the Acceptance Time and for so long as the Merger Agreement has not been terminated, if we acquire less than 90% of the Shares outstanding, we would have the option (the "top-up option") to purchase from Kensey Nash, subject to certain limitations, the number of authorized and not outstanding Shares equal to the number of Shares sufficient to cause DSM and Purchaser to own one Share more than 90% of the Shares then outstanding, taking into account those Shares outstanding after the exercise of the top-up option. The obligation of Kensey Nash to issue Shares upon the exercise of the top-up option is subject only to the conditions that (i) no law, judgment or other legal restraint (excluding any listing requirement of any securities exchange) that has the effect of preventing the exercise of the top-up option or the issuance and delivery of the Shares shall be in effect and (ii) the number of Shares subject to the top-up option shall not exceed the aggregate of (x) the number of Shares held as treasury shares by Kensey Nash and any subsidiary of Kensey Nash plus (y) the number of authorized but unissued (and not reserved for issuance pursuant to the exercise of options) Shares, in each case as of immediately prior to the exercise of the top-up option. The price per Share payable under the top-up option would be equal to the Offer Price. The top-up option may be exercised by Purchaser, in whole but not in part, at any time at or within three (3) business days after the later of (i) the Acceptance Time and (ii) if applicable, the completion of any subsequent offering period for the Offer pursuant to the Merger Agreement. Kensey Nash, Purchaser and DSM will use reasonable best efforts to (a) cause the closing of the purchase of Shares pursuant to the top-up option to occur on the same day that Kensey Nash receives notice from Purchaser of the exercise thereof, and as close in time as possible on such day to the time of purchase of the Shares pursuant to the top-up option and (b) cause the Merger to be consummated in accordance with Section 253 of the DGCL as close in time as possible to (including, to the extent possible, on the same day as) the issuance of the Shares pursuant to the top-up option. In addition, the purchase price payable in connection with the exercise of the top-up option may be paid by us, at our election, either (x) entirely in cash or (y) by paying an amount in cash equal to not less than the aggregate par value of the Shares purchased pursuant to the top-up option and by executing and delivering to Kensey Nash a full-recourse promissory note, bearing interest at 5% annually and having a one-year term, for the remainder. Based on information provided by Kensey Nash regarding its capitalization, DSM believes that Purchaser would have the ability to exercise the top-up option if (but only if) at least approximately 74% of the Shares are purchased pursuant to the Offer (including any subsequent offering period). If Purchaser is able to exercise the top-up option, it will thereafter be able to effect a short-form merger pursuant to the DGCL.

        The Merger.    The Merger Agreement provides that, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Kensey Nash, and Kensey Nash will be the surviving corporation. DSM and Purchaser and Kensey Nash have agreed in the Merger Agreement that, unless DSM and Purchaser effect a short-form merger pursuant to the DGCL, Kensey Nash will hold a special meeting of its stockholders as soon as reasonably practicable following the Acceptance Time for the purpose of adopting the Merger Agreement. As a result of the Offer, following the Acceptance Time, Purchaser will hold sufficient Shares to adopt the Merger Agreement and approve the Merger without the affirmative vote of any other stockholder. DSM and Purchaser have agreed that, at the special meeting, all of the Shares acquired pursuant to the Offer or otherwise owned by DSM or any of its direct or indirect subsidiaries will be voted in favor of adopting the Merger Agreement and, accordingly, the adoption of the Merger Agreement and the Merger would be approved at any such special meeting.

        The Merger Agreement further provides that, notwithstanding the foregoing, if following consummation of the Offer, any subsequent offering period, or the exercise of the top-up option, DSM and Purchaser (together with any other direct or indirect subsidiaries of DSM) hold in the aggregate at least 90% of the outstanding Shares, each of DSM, Purchaser and Kensey Nash will take all necessary and appropriate action to cause the Merger to become effective, as soon as reasonably practicable after consummation of the Offer, as a short-form merger pursuant to Section 253 of the DGCL without a meeting of the stockholders of Kensey Nash.

        Charter, Bylaws, Directors and Officers.    At the Effective Time, (i) the certificate of incorporation of Kensey Nash will be amended to read as set forth in Exhibit B of the Merger Agreement and (ii) the bylaws of Purchaser shall be the bylaws of Kensey Nash, except that such bylaws will be amended to reflect that the name of the surviving corporation will be Kensey Nash Corporation; provided that DSM will cause the bylaws and certificate of incorporation to contain provisions necessary to comply with the indemnification requirements set forth in the Merger Agreement. See "The Merger Agreement—Indemnification and Insurance" below. The directors of Purchaser and the officers of Kensey Nash immediately prior to the Effective Time will be the initial directors and officers of Kensey Nash as the surviving corporation.

        Conversion of Shares.    Each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of Kensey Nash, owned by DSM or any direct or indirect wholly-owned subsidiary of DSM or Kensey Nash, or held by stockholders who properly exercise appraisal rights under Delaware law) will, by virtue of the Merger and without any action on the part of DSM, Purchaser, Kensey Nash or the holder of such Share, be converted at the Effective Time into the right to receive from Purchaser the Merger Consideration, payable to such holder upon surrender of the certificate formerly representing (or upon book-entry transfer of) such Shares, without interest and less any required withholding taxes. The Merger Consideration shall be adjusted appropriately and proportionately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Shares), cash dividend (other than the Declared Dividend), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Shares occurring on or after the Acceptance Time and prior to the Effective Time. At the Effective Time, each Share held in the treasury of Kensey Nash and each Share owned by DSM or any direct or indirect wholly-owned subsidiary of DSM or Kensey Nash will be automatically canceled, and no payment or distribution will be made with respect to such Shares. At the Effective Time, each share of Purchaser's common stock issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of common stock of the surviving corporation. The Shares of stockholders who properly exercise their appraisal rights shall not be converted into the right to receive the Merger Consideration, but rather the holders of such Shares shall be entitled to be paid in cash the fair value of their Shares in accordance with Section 262 of the DGCL.

        Treatment of Equity Awards.    The Merger Agreement provides that the Kensey Nash Board shall take such actions so that, at the Effective Time, and without any action on the part of any holder thereof, each option that is outstanding and unexercised, whether vested or unvested (in whole or in part), exercisable or unexercisable (in whole or in part), immediately prior to the Effective Time shall terminate and be canceled and each holder of an option will be entitled to receive an amount equal to the excess, if any, of the Merger Consideration, without interest, over the exercise price per Share of such option, less any required withholding taxes.

        The Merger Agreement further provides that the Kensey Nash Board shall take such actions so that, at the Effective Time, and without any action on the part of any holder thereof, each stock appreciation right that is outstanding and unexercised, whether vested or unvested (in whole or in part), exercisable or unexercisable (in whole or in part), immediately prior to the Effective Time shall terminate and be canceled at the Effective Time and each holder of such stock appreciation right will be entitled to receive an amount equal to the excess, if any, of the Merger Consideration over the base price per share of such stock appreciation right, less any required withholding taxes.

        The Merger Agreement further provides that, immediately following the Acceptance Time, all restrictions on any outstanding restricted stock awards granted under Kensey Nash's Employee Incentive Compensation Plan will terminate and all of the Shares issuable thereunder will be issued, entitling the holders thereof to receive the Merger Consideration in exchange for such Shares (to the extent not tendered in any subsequent offering period).

        Representations and Warranties.    In the Merger Agreement, Kensey Nash has made customary representations and warranties to DSM and Purchaser with respect to, among other matters, organization and qualification, capitalization, authority, the vote of Kensey Nash's stockholders required to approve the Merger, consents and approvals, its compliance with law, subsidiaries, permits, public filings, financial statements, the absence of any Company Material Adverse Effect (as defined below), litigation, employee benefit plans, labor and employment matters, insurance, properties, tax matters, regulatory compliance, information to be included in this Offer to Purchase and any other ancillary documents related to the Offer (collectively, the "Offer Documents"), the Schedule 14D-9 and in any proxy or information statement to be sent to stockholders in connection with the Merger, intellectual property, environmental matters, material contracts, affiliate transactions, anticorruption, the opinion of financial advisor, brokers' fees, and the amendment to the Rights Agreement. Each of DSM and Purchaser has made customary representations and warranties to Kensey Nash with respect to, among other matters, organization and qualification, authority, consents and approvals, litigation, information to be included in the Schedule 14D-9 and the Offer Documents, brokers' fees and availability of funds.

  •
  As defined in the Merger Agreement, and for purposes of the Offer, "Company Material Adverse Effect" means any event, condition, change, occurrence or development of a state of circumstances that, individually or when taken together with all other events, conditions, changes, occurrences or developments of a state of circumstances that exist at the date of determination, has a material adverse effect on (i) the business, assets, liabilities, condition (financial or otherwise) or results of operations of Kensey Nash and its subsidiaries considered as a single enterprise or (ii) the ability of Kensey Nash to perform its obligations under the Merger Agreement or to consummate the transactions contemplated by the Merger Agreement; provided, however, that in determining whether there has been or will be a Company Material Adverse Effect for the purposes of clause (i) no event, condition, change, occurrence or development of a state of circumstances shall be included or taken into account to the extent attributable to or resulting from any of the following:

•	(A) general political, economic or market conditions or general changes or developments in the industry in which the Kensey Nash and each of its subsidiaries operates to the extent such conditions do not have a materially disproportionate effect on Kensey Nash and its subsidiaries considered as a single enterprise, relative to other companies operating in such industry,
•
(B) acts of terrorism or war (whether or not declared) or natural disasters to the extent such conditions do not have a materially disproportionate effect on Kensey Nash or its subsidiaries considered as a single enterprise, relative to other companies operating in such industry,
•	(C) execution or performance of the Merger Agreement or the announcement or pendency of the Offer, the Merger and the other transactions contemplated by the Merger Agreement,
•
(D) changes in applicable law or any applicable accounting regulations or principles or the interpretations thereof to the extent that such conditions do not have a materially disproportionate effect on Kensey Nash and its subsidiaries considered as a single enterprise, relative to other companies operating in its industry,
•
(E) changes in the price or trading volume of Kensey Nash's stock, in and of itself (provided that any event, condition, change, occurrence or development of a state of circumstances that may have caused or contributed to such change in market price or trading volume shall not be excluded under this proviso),
•
(F) any failure by Kensey Nash to meet public or internal revenue, earnings or other projections, in and of itself (provided that any event, condition, change, occurrence or development of a state of circumstances that may have caused or contributed to such failure to meet published revenue, earnings or other projections shall not be excluded under this proviso) or
•	(G) the taking of any action required or expressly contemplated by the Merger Agreement or the failure to take any action prohibited by the Merger Agreement.

        The Merger Agreement and this summary of the representations and warranties contained in the Merger Agreement are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to Kensey Nash or DSM. The representations and warranties contained in the Merger Agreement have been negotiated with the principal purpose of establishing the circumstances in which Purchaser may have the right not to consummate the Offer, or a party may have the right to terminate the Merger Agreement, if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and to allocate risk between the parties, rather than establish matters as facts. The representations and warranties also may not be accurate or complete as of any specified date and may be subject to a contractual standard of materiality different from those generally applicable to stockholders.

        Covenants.    The parties have agreed to a number of customary covenants in the Merger Agreement, including among others the covenants described below.

                Conduct of Business.    The Merger Agreement obligates Kensey Nash and its wholly-owned subsidiaries, from the date of the Merger Agreement until the Effective Time, to conduct their operations according to their ordinary and usual course of business consistent with past practices, and to use commercially reasonable efforts to maintain and preserve intact their business organizations. The Merger Agreement also contains specific restrictive covenants as to certain activities of Kensey Nash prior to the Effective Time, which provide that Kensey Nash will not take certain actions, except (i) as specified in the Company Disclosure Letter (as defined in the Merger Agreement), (ii) with the prior written approval of DSM (not to be unreasonably withheld, delayed or conditioned), (iii) as required by law or (iv) as expressly required or expressly contemplated by the Merger Agreement, including, among other things and subject to certain exceptions and materiality thresholds, (1) acquiring or selling material assets or entering into, terminating, canceling or materially modifying certain agreements material to Kensey Nash's business, (2) acquire by merging or consolidating with or by purchasing an equity interest in or a substantial portion of the assets of, or by any other manner, any business, corporation, partnership, association or other business organization or division thereof or interest therein, (3) amending Kensey Nash's certificate of incorporation, bylaws or the Rights Agreement, (4) declaring or paying any dividends (other than the Declared Dividend and any dividend by a subsidiary of Kensey Nash to Kensey Nash or a wholly-owned subsidiary of Kensey Nash), (5) reclassifying or redeeming its securities, issuing or selling its securities or granting options, (6) incurring any indebtedness or making any loans, (7) unless required by a written agreement predating the date of the Merger Agreement (a) granting or increasing severance pay or severance benefits, (b) entering into or amending any employment, consulting, or similar agreements other than in the ordinary course and which are terminable at will and without liability to Kensey Nash, (c) increasing compensation, bonus or benefits, (d) adopting or amending benefit plans, or (e) providing any benefit to current or former directors or executive officers, (8) entering into any collective bargaining agreement, (9) making any changes in tax reporting or accounting methods, (10) commencing or settling litigation, paying or discharging liabilities, or authorizing or making any capital expenditures exceeding $250,000 that have not been included in Kensey Nash's 2012 capital expenditure plan, (11) entering into any new licenses, (12) entering into non-competition agreements, (13) permitting insurance policies to lapse, be canceled or expire, or (14) agreeing to take any of the foregoing actions.

                No Solicitation.    In the Merger Agreement, Kensey Nash has agreed not to, and to cause its subsidiaries, officers, directors and employees not to, and to not authorize or knowingly permit any financial advisor, attorney or other advisor or representative to, directly or indirectly, until the Effective Time (or the earlier termination of the Merger Agreement): (a) solicit, initiate, or knowingly encourage the submission of, any Takeover Proposal (as defined below), (b) participate or engage in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or would reasonably be expected to lead to, any Takeover Proposal or (c) release any third party from any confidentiality agreement entered into in connection with any Takeover Proposal or potential Takeover Proposal or any standstill agreement or standstill provision to which Kensey Nash is a party or fail to reasonably enforce or grant any material waiver, request or consent to any Takeover Proposal under any such confidentiality or standstill agreement or the Rights Agreement. Kensey Nash further agreed to immediately cease and promptly terminate any existing solicitation, activity, discussion or negotiation with respect to any Takeover Proposal conducted by it, its subsidiaries or their respective representatives prior to the date of the Merger Agreement and to instruct the return or destruction of all information provided by or on behalf of Kensey Nash to any person who executed a confidentiality agreement relating to a Takeover Proposal prior to the date of the Merger Agreement.

        Notwithstanding the foregoing, if, prior to the Acceptance Time, in response to an unsolicited written Takeover Proposal received after May 2, 2012 from a third party that does not violate the Merger Agreement and that the Kensey Nash Board determines in good faith (after consultation with financial advisors and outside legal counsel) is, or would reasonably be expected to result in or lead to, a Superior Proposal (as defined below) and that the failure to take such action would be reasonably likely to violate the fiduciary duties of the Kensey Nash Board to Kensey Nash's stockholders under applicable law, Kensey Nash and its representatives may, subject to Kensey Nash giving DSM at least 48 hours' prior written notice (which notice shall contain the identity of the person making such Takeover Proposal, a copy of the Takeover Proposal if it is in writing or otherwise a description of the material terms and conditions thereto and a statement to the effect that the Kensey Nash Board has made the determination noted above in respect of such Takeover Proposal and that Kensey Nash intends to furnish non-public information to, or enter into discussions or negotiations with, such person making such Takeover Proposal) prior to taking the actions in clause (i) or (ii) below, and in any event shall not take any of such actions with respect to a Takeover Proposal within the 24 hours immediately following delivery of notice by Kensey Nash of a meeting of the Kensey Nash Board at which the Kensey Nash Board is reasonably expected to consider a Takeover Proposal, (i) furnish information with respect to Kensey Nash to the person making such Takeover Proposal and its representatives pursuant to a confidentiality agreement containing terms no less favorable in the aggregate to Kensey Nash than the terms of the Confidentiality Agreement (as defined below) (except for an additional provision that expressly permits Kensey Nash to comply with the provisions of Section 6.8 of the Merger Agreement), provided, that a copy of all such information is delivered substantially concurrently to DSM to the extent it has not previously been so furnished to DSM and (ii) engage in such negotiations or discussions with the third party that made such Takeover Proposal as the Kensey Nash Board shall determine (including solicitation of a revised Takeover Proposal from such third party).

        The Merger Agreement provides that, except as described below, Kensey Nash may not (i) withdraw, qualify, modify, change or amend (or propose publicly to withdraw, qualify, modify, change or amend) in any manner adverse to DSM or Purchaser (including pursuant to the Schedule 14D-9 or the Proxy Statement or any amendment thereto) the Company Recommendation, (ii) approve or recommend or propose publicly to approve or recommend, any Takeover Proposal, (iii) release any person from any confidentiality or standstill agreement to which Kensey Nash is a party and which relates to a potential Takeover Proposal, or fail to enforce, or grant any waiver, request or consent to any Takeover Proposal under such agreement or the Rights Agreement (any of the foregoing in clause (i), (ii) or (iii), a "Company Change in Recommendation") or (iv) authorize Kensey Nash to, and Kensey Nash shall not, enter into any agreement, agreement-in-principle or letter of intent with respect to, or accept, any Takeover Proposal.

        Notwithstanding the provisions described in the immediately preceding paragraph or anything else contained in the Merger Agreement, at any time prior to the Acceptance Time, if the Kensey Nash Board (or the applicable committee thereof) has received a Takeover Proposal (that has not been withdrawn) that constitutes a Superior Proposal and such Takeover Proposal shall not have resulted from a breach of the Merger Agreement, the Kensey Nash Board (or the applicable committee thereof) may (i) make a Company Change in Recommendation, and/or (ii) to the extent permitted under the Merger Agreement, cause Kensey Nash to terminate the Merger Agreement to authorize and allow Kensey Nash substantially concurrently to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal if:

  •
  (A) the Kensey Nash Board (or the applicable committee thereof) determines in good faith (after consultation with financial advisors and outside legal counsel) that the failure to take such action would be reasonably likely to violate the fiduciary duties of the Kensey Nash Board to Kensey Nash's stockholders under applicable law;

  •
  (B) prior to the Kensey Nash Board taking any such action, Kensey Nash shall have (x) provided to DSM a written notice, which notice shall (1) state that Kensey Nash has received a Takeover Proposal which Kensey Nash has determined is a Superior Proposal and that Kensey Nash intends to take such action and (2) include the identity of the person making such Superior Proposal, the most current written draft agreement relating to the transaction that constitutes such Superior Proposal and all related transaction agreements to which Kensey Nash would be a party, and (y) given such notice to DSM at least three (3) business days prior to taking any such action (it being understood that any material amendment to the terms of such Superior Proposal shall require a new notice and a new three (3) business day period) and given DSM during such three (3) business day period the opportunity to meet or negotiate with the Kensey Nash Board and its outside legal counsel (and, if DSM has so requested, shall have met and negotiated with DSM in good faith) with respect to any modification of the terms and conditions of the Merger Agreement proposed by DSM that, if made, would obviate the need for Kensey Nash to take the actions specified in clauses (i) or (ii) above; and

  •
  (C) DSM shall not have made, within three (3) business days after receipt of such notice, a proposal to amend the terms contemplated by the Merger Agreement that the Kensey Nash Board determines in good faith (after consultation with financial advisors and outside legal counsel) is at least as favorable from a financial point of view to Kensey Nash's stockholders as such Superior Proposal.

The Kensey Nash Board may also make a Company Change in Recommendation at any time prior to the Acceptance Time in the absence of a Takeover Proposal if a material event or change in circumstances has occurred after May 2, 2012 that was not known or reasonably foreseeable by Kensey Nash prior to May 2, 2012 and the Kensey Nash Board (or the applicable committee thereof) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take such action would be reasonably likely to violate the fiduciary duties of the Kensey Nash Board to the Kensey Nash stockholders under applicable law.

        Notwithstanding the foregoing, nothing contained in Section 6.8 of the Merger Agreement shall prohibit Kensey Nash or the Kensey Nash Board from (i) taking and disclosing to the Kensey Nash stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or Item 1012(a) of Regulation M-A or (ii) making any disclosure to the Kensey Nash stockholders, if in the good faith judgment of the Kensey Nash Board (after consultation with its outside legal counsel), failure to do so would violate its obligations under applicable law (including the Kensey Nash Board's duties of good faith and candor to the Kensey Nash stockholders) subject to compliance with any applicable requirements of Section 6.8 of the Merger Agreement.

        Under the Merger Agreement: "Takeover Proposal" means any inquiry, proposal or offer from any Person or "group" (as defined under Section 13(d) of the Exchange Act) (other than us or any of our affiliates) relating to any acquisition, merger, consolidation, reorganization, share exchange, recapitalization, liquidation, dissolution, direct or indirect business combination, asset acquisition, exclusive license, tender or exchange offer or other similar transaction involving Kensey Nash or any of its subsidiaries of (A) the assets or businesses that constitute or represent 25% or more of the total revenue, operating income, or assets of Kensey Nash and its subsidiaries, taken as a whole, (B) 25% or more of the outstanding Shares or any other Kensey Nash capital stock or capital stock of, or other equity or voting interests in, any Kensey Nash subsidiary directly or indirectly holding, individually or taken together, the assets or business referred to in clause (A) above, in each case other than the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (C) pursuant to which the stockholders of Kensey Nash immediately preceding such transaction hold less than 75% of the voting equity interest in the surviving or resulting entity of such transaction, or (D) any combination of the foregoing; and "Superior Proposal" means any bona fide written offer in respect of a Takeover Proposal (provided, that for the purposes of this definition all references to 25% in the definition of Takeover Proposal shall be replaced by references to a "majority" and all references to 75% shall be to 50%) received by Kensey Nash after May 2, 2012 (A) that is not the result of a breach or violation of Section 6.8(a) of the Merger Agreement and (B) on terms that the Kensey Nash Board determines in its good faith judgment (after consultation with financial advisors and outside legal counsel), taking into account all relevant factors, including the price, form of consideration, closing conditions, the ability to finance the proposal, the identity of the person or persons making the proposal and other aspects of the proposal that the Kensey Nash Board deems relevant, (1) would, if consummated, result in a transaction that is more favorable from a financial point of view to Kensey Nash's stockholders than the Offer, the Merger and the other transaction contemplated by the Merger Agreement (including the terms of any proposal made by DSM to modify the terms of the Offer, the Merger and the other transactions contemplated by the Merger Agreement) and (2) is reasonably likely to be completed on the terms proposed in a timely fashion.

                Employee Matters.    In the Merger Agreement, we have agreed with Kensey Nash that through the end of 2012, we will cause the surviving corporation to provide individuals employed by Kensey Nash on the date of the Merger Agreement ("Current Employees") with (i) the benefit of certain employee benefit plans identified in the Merger Agreement at benefit levels that are no less than those in effect on May 2, 2012 and (ii) salary and employee benefits (excluding any equity based compensation) in the aggregate no less favorable than those benefits currently provided by Kensey Nash and its subsidiaries to such employees (in case of benefits, such employees are considered as a group).

        The Merger Agreement provides that from and after the Effective Time, the surviving corporation shall honor the employee benefit plans that Kensey Nash has in effect immediately prior to May 2, 2012.

        Services rendered by Current Employees to Kensey Nash prior to the Effective Time will be taken into account by the employee benefit plans of Purchaser and its subsidiaries in which such Current Employees participate in the same manner as such services were taken into account by Kensey Nash, for vesting and eligibility purposes (but not for benefit accrual), under such employee benefit plans.

        If the Effective Time occurs prior to the payment of bonuses under Kensey Nash's fiscal year 2012 employee bonus plan covering the period from July 1, 2011 through June 30, 2012 (the "2012 Bonus Plan"), then effective as of the Effective Time, the surviving corporation shall assume and continue the 2012 Bonus Plan and pay to the Current Employees no later than the earlier of 30 days after the Effective Time and October 1, 2012, any amounts due but not yet paid thereunder as of the Effective Time. Such amounts shall be determined by the Kensey Nash Board no later than the earlier of (i) the Acceptance Time and (ii) June 21, 2012, based on the criteria disclosed to DSM in the Kensey Nash employee benefit plans as in effect on May 2, 2012 in a manner that is consistent with past practice, based on actual Kensey Nash performance results for the period beginning on July 1, 2011 through May 31, 2012 and a good faith determination of forecasted results for the period beginning June 1, 2012 through June 30, 2012; provided, that in all events, such bonus payments shall not exceed $2 million, in the aggregate.

        The Merger Agreement further provides that the foregoing obligations shall not prevent the amendment or termination of any employee benefit plan in accordance with its terms or if required by applicable law or limit the right of Purchaser, the surviving corporation or any of their subsidiaries to terminate the employment of any Current Employee, and that the applicable provisions of the Merger Agreement are not intended to create any third-party beneficiary rights in any Current Employee or former employee, service provider, or any such person's alternate payees, dependents or beneficiaries, whether in respect of continued employment or resumed employment, compensation, benefits, terms of employment, or otherwise.

                Indemnification and Insurance.    In the Merger Agreement, DSM and Purchaser have agreed that all rights of indemnification currently existing in favor of any present and former directors, officers of Kensey Nash or any subsidiary of Kensey Nash, or any employee of Kensey Nash or any subsidiary of Kensey Nash or who acts as a fiduciary under any of Kensey Nash's employee benefit plans, as provided in Kensey Nash's certificate of incorporation or bylaws or pursuant to any other agreement in effect as of May 2, 2012, shall survive the Merger and shall remain in full force and effect, and the surviving corporation shall honor and fulfill in all material respects such rights to indemnification. In addition, DSM and Purchaser have agreed that the certificate of incorporation and bylaws of the surviving corporation in the Merger will contain provisions no less favorable with respect to the indemnification, exculpation and advancement of expenses provisions set forth in the certificate of incorporation and bylaws of Kensey Nash as of the date of the Merger Agreement.

        The Merger Agreement further provides that Kensey Nash shall maintain its officers' and directors' liability insurance policies, in effect on May 2, 2012 (the "D&O Insurance"), for a period of not less than six years after the Effective Time, but only to the extent related to actions or omissions prior to the Effective Time. Kensey Nash may cause coverage to be extended by obtaining a six-year "tail" prepaid policy on the D&O Insurance to satisfy this insurance obligation at a cost per year covered for such tail policy not to exceed 300% of the current annual premium for Kensey Nash's directors' and officers' liability insurance policies. Under the terms of the Merger Agreement, such insurance coverage is required to be maintained only to the extent that the coverage can be maintained at an aggregate cost of not greater than 300% of the current annual premium for Kensey Nash's directors' and officers' liability insurance policies.

                Reasonable Best Efforts.    The Merger Agreement provides that, subject to its terms and conditions, each of Kensey Nash, Purchaser and DSM will use its reasonable best efforts to take, or cause to be taken, such action and to do, or cause to be done, and to assist and cooperate with the other parties in doing, such things necessary, proper or advisable to consummate and make effective in the most expeditious manner reasonably practicable, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, including (i) obtaining all permits, consents, approvals, authorizations and actions or nonactions required for or in connection with the consummation by the parties of the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (ii) the taking of such commercially reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, a governmental authority, (iii) the obtaining of all necessary consents from third parties, (iv) contesting and resisting and seeking to have vacated, lifted, reversed or overturned, any judgment, ruling, order, writ, injunction or decree (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement and (v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by the Merger Agreement and to fully carry out the purposes of the Merger Agreement.

        Pursuant to the Merger Agreement, Kensey Nash, Purchaser and DSM have agreed to, as promptly as reasonably practicable, file with the Federal Trade Commission ("FTC") and the Department of Justice ("DOJ"), the filings and other materials required under the HSR Act, or any other applicable antitrust or competition laws in order to consummate the Merger Agreement, the Offer, the Merger, and the other transactions contemplated by the Merger Agreement. Kensey Nash, Purchaser and DSM have also agreed to (i) promptly inform each other of any communication with, and any proposed understanding, undertaking or agreement with, the FTC or the DOJ or any such other governmental authority, and (ii) timely consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, documents, arguments, opinions, proposals, submissions or other responses made or provided by or on behalf of any party in connection with all meetings, actions and proceedings under or relating to the HSR Act or other applicable antitrust or competition laws.

        DSM and Kensey Nash have also agreed to (i) cooperate with each other and furnish to the other party all information necessary or desirable in connection with making any filing, notification or submission under the HSR Act and any other applicable antitrust or competition laws, and in responding to, complying with, resolving or terminating any inquiry or requests for additional information made by the FTC or the DOJ or other governmental authority under applicable antitrust or competition laws and (ii) give each other reasonable notice of and the opportunity to participate in any meeting or telephone conversation with the FTC, the DOJ or any such other governmental authority in respect of any such filing, notification or submission or the transactions contemplated by the Merger Agreement.

                Takeover Laws.    Kensey Nash has agreed, to the extent permitted by applicable law, (i) to take all actions necessary so that no "moratorium," "control share acquisition," "business combination," "fair price" or other anti-takeover laws becomes applicable to the transactions contemplated by the Merger Agreement and (ii) if any such anti-takeover law becomes applicable to the transactions contemplated by the Merger Agreement, take all actions necessary so that such transactions may be consummated as promptly as practicable.

                Notification of Certain Matters.    Kensey Nash has agreed to give prompt notice to DSM, and DSM has agreed to give prompt notice to Kensey Nash, upon obtaining knowledge of any fact, event or circumstance which is reasonably likely to result in the failure of such party to comply with or satisfy any Offer Condition or any other condition to consummation of the Merger.

                Approval of Compensation Arrangements.    The Merger Agreement provides that, prior to the Acceptance Time, Kensey Nash shall take any action necessary to ensure that any Company Arrangements (as defined in the Merger Agreement) have been approved as contemplated by Rule 14d-10 under the Exchange Act.

        Conditions to Consummation of the Merger.    Pursuant to the Merger Agreement, DSM's, Purchaser's and Kensey Nash's obligations to consummate the Merger are subject to the satisfaction or waiver, where permissible, at or prior to the Effective Time, of the following conditions: (a) unless the Merger is consummated as a short-form merger, the Merger Agreement shall have been adopted by the affirmative vote of the holders of at least a majority of the issued and outstanding Shares, (b) no judgment, ruling, order, writ, injunction or decree issued by a court of competent jurisdiction or any statute, law, ordinance, rule or regulation or other legal restraint or prohibition shall be in effect that would make the Merger illegal or otherwise prevent the consummation thereof, provided, that the party seeking to assert this condition shall have used those efforts required under the Merger Agreement to resist, lift or resolve such judgment, ruling, order, writ, injunction or decree, statute, law, ordinance, rule or regulation or other legal restraint or prohibition, and (c) Purchaser shall have, in accordance with the terms of the Offer and the Merger Agreement, accepted for payment and paid for, or caused to be accepted for payment and paid for, all Shares validly tendered (and not withdrawn) pursuant to the Offer (provided that the purchase of Shares pursuant to the Offer shall not be a condition to the obligations of DSM and Purchaser if Purchaser fails to accept for payment and pay for Shares pursuant to the Offer in violation of the Merger Agreement or the Offer).

        Termination.    The Merger Agreement provides that it may be terminated, and the Offer and the Merger may be abandoned, at any time prior to the Effective Time, whether before or after the Merger Agreement has been adopted by the Kensey Nash stockholders:

(a)
by mutual written consent of us and Kensey Nash;

(b)
by either DSM or Kensey Nash, if (i) Purchaser has not accepted for payment and paid for the Shares pursuant to the Offer in accordance with the terms of the Offer, the terms of the Merger Agreement and applicable law by October 31, 2012, or (ii) the Offer is terminated or withdrawn pursuant to its terms and the terms of the Merger Agreement without any Shares being accepted for purchase. However, termination as described in this subparagraph (b) shall not be available to any party whose failure to fulfill in any material respect any of its obligations under the Merger Agreement caused or resulted in such events;

(c)
by either DSM or Kensey Nash, if any judgment issued or law enacted by a governmental authority of competent jurisdiction that permanently prohibits or makes the Merger or the Offer illegal is in effect and has become final and non-appealable; provided that termination as described in this subparagraph (c) shall not be available to any party unless such party shall have used its commercially reasonable efforts to resist, lift or resolve any such judgment, law or other legal restraint or prohibition;

(d)
by DSM prior to the Acceptance Time, if (i) the Kensey Nash Board or any committee thereof has effected a Company Change in Recommendation (which termination right shall expire ten (10) business days after the last date upon which the Kensey Nash Board makes such Company Change in Recommendation), (ii) after a tender offer or exchange offer is commenced that, if successful, would result in any person or "group" (as defined under Section 13(d) of the Exchange Act) other than us becoming a beneficial owner of 20% or more of the outstanding Shares, and the Kensey Nash Board has failed to recommend that the Kensey Nash stockholders not tender their Shares in such tender or exchange offer within ten (10) business days after commencement of such tender offer or exchange offer, (iii) the Kensey Nash Board has failed to reconfirm the Company Recommendation promptly and in any event within ten (10) business days following our reasonable request to do so if an event or circumstance (other than a Takeover Proposal) causes reasonable doubt about the continued applicability of the Company Recommendation, (iv) Kensey Nash shall have violated or breached (or, subject to the right to cure such breach as provided in the Merger Agreement, has been deemed to have violated or breached) in any material respect any provision of the no solicitation requirements described above, or (v) if Kensey Nash shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform would give rise to the failure of the conditions described below in clauses (iii)(D) and (iii)(E) in Section 13—"Conditions of the Offer" and is incapable of being cured or has not been cured by Kensey Nash within 30 calendar days after written notice has been given by us to Kensey Nash of such breach or failure to perform; or

(e)
by Kensey Nash, if (i) prior to Acceptance Time, in order to substantially concurrently enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal pursuant to and in accordance with the no solicitation provisions described above and prior to or simultaneously with such termination Kensey Nash pays to DSM by wire transfer in immediately available funds the Termination Fee (as described below); or (ii) DSM or Purchaser shall have breached or failed to perform in any material respect any of its representations, warranties, material covenants or other material agreements contained in the Merger Agreement, which breach or failure to perform, (A) in the case of representations or warranties, has had or would reasonably be expected to have a material adverse effect on the ability of DSM or Purchaser to perform its obligations under the Merger Agreement or consummate the Offer and related transactions and (B) is incapable of being cured or has not been cured by DSM within 30 calendar days after written notice has been given by Kensey Nash to DSM of such breach or failure to perform.

        In the event that the Merger Agreement is terminated, Purchaser shall promptly (and in any event within 24 hours of such termination), irrevocably and unconditionally terminate the Offer and shall not acquire any Shares pursuant to the Offer. If the Offer is terminated or withdrawn by Purchaser, or the Merger Agreement is terminated prior to the purchase of Shares in the Offer, Purchaser shall promptly return, and shall cause the Depositary, acting on behalf of Purchaser to return, all tendered Shares to the registered holders thereof.

        Fees and Expenses.    Except as described below with respect to the Termination Fee, each party will bear its own expenses in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer.

        As described in greater detail below, in the event that the Merger Agreement is terminated under certain circumstances described under "Termination" above, Kensey Nash has agreed to pay DSM a termination fee of $12,600,000 (the "Termination Fee"). Kensey Nash has agreed to pay to us the Termination Fee if the Merger Agreement is terminated (a) under the circumstances described above in subparagraph (e)(i) under "Termination," (b) under the circumstances described above in subparagraph (d) under "Termination" (other than pursuant to clauses (iv) or (v)), and (c) under the circumstances described above in subparagraph (b) and subparagraphs (d)(iv) and (d)(v) under "Termination" if (x) at any time on or after May 2, 2012 and prior to such termination a Takeover Proposal shall have been made to the Kensey Nash Board or publicly announced and, in each case, not publicly withdrawn prior to such termination, and (y) within 12 months after the date of such termination, Kensey Nash enters into a contract providing for any transaction specified in the definition of "Takeover Proposal" as defined under "Non Solicitation" above or any such transaction is consummated by Kensey Nash (except that references in such definition to 25% and 75% shall be replaced by "a majority" and 50%, respectively).

        Amendment.    The Merger Agreement may be amended by the parties, by an instrument in writing signed on behalf of each of the parties, at any time (subject, in the case of Kensey Nash, to an amendment requiring the approval of the Independent Directors as described under "Directors" above) before or after approval of the Merger Agreement and the transactions contemplated by the Merger Agreement by our board of directors or the Kensey Nash Board, but after adoption of the Merger Agreement by the Kensey Nash stockholders, no amendment may be made for which the DGCL requires the further approval of the Kensey Nash stockholders without such further approval.

        Waiver.    At any time prior to the Effective Time, any party to the Merger Agreement (subject, in the case of Kensey Nash, to certain actions requiring the approval of the Independent Directors, as described under "Directors" above) any failure of any of the parties to comply with any obligation, covenant, agreement or condition contained in the Merger Agreement may be waived by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Other Agreements

        Confidentiality Agreement.    Prior to entering into the Merger Agreement, Kensey Nash and DSM entered into the Confidentiality Agreement. As a condition to being furnished confidential information of Kensey Nash, DSM agreed, among other things, to keep such confidential information confidential and to use it only for specified purposes. The Confidentiality Agreement also contained a customary "standstill" provision that does not apply to any of the transactions between DSM and Kensey Nash contemplated by the Offer or the Merger. In addition, the Confidentiality Agreement contains a non-solicitation provision, prohibiting DSM from, without the prior consent of Kensey Nash and subject to customary exceptions, soliciting for employment any officer or employee of Kensey Nash or any of its affiliates or subsidiaries for a period of two (2) years. Under the Merger Agreement, the Confidentiality Agreement expressly remains in full force and effect. The foregoing summary is qualified in its entirety by reference to the complete text of the Confidentiality Agreement, which is filed as Exhibit (d)(2) to the Schedule TO and is incorporated herein by reference.

        Effects of Inability to Consummate the Merger.    If, following the consummation of the Offer, the Merger is not consummated for any reason (see above—"The Merger Agreement—Conditions to Consummation of the Merger"), DSM, which owns 100% of the common stock of Purchaser, will indirectly control the Shares acquired by Purchaser pursuant to the Offer, as well as any other Shares held by DSM or its subsidiaries. Under the Merger Agreement, promptly following payment by

Purchaser for Shares purchased pursuant to the Offer, and from time to time thereafter, subject to Section 14(f) of the Exchange Act and applicable NASDAQ rules and regulations regarding director independence, Kensey Nash has agreed to take all actions necessary to cause a pro rata portion (based on the percentage of outstanding shares acquired by Purchaser) of the directors of Kensey Nash to consist of persons designated by Purchaser (see above—"The Merger Agreement—Directors"). As a result of its ownership of such Shares and right to designate nominees for election to the Kensey Nash Board, DSM will be able to indirectly influence decisions of the Kensey Nash Board and the decisions of Purchaser as a stockholder of Kensey Nash. This concentration of influence in one stockholder may adversely affect the market value of the Shares.

        If we control more than 50% of the outstanding Shares following the consummation of the Offer but the Merger is not consummated, stockholders of Kensey Nash, other than those affiliated with DSM, will lack sufficient voting power to elect directors or to cause other actions to be taken which require majority approval.

12.  Source and Amount of Funds

        DSM, the ultimate parent company of Purchaser, will provide Purchaser with sufficient funds to pay for all Shares accepted for payment in the Offer or to be acquired in the Merger. We estimate that the total amount of funds necessary to purchase all outstanding Shares and other equity-based interests of Kensey Nash pursuant to the Offer and the Merger will be approximately $360.5 million. We expect to fund these payments with funds provided by DSM to Purchaser, either as a capital contribution or as an intercompany loan (and the terms of any such intercompany loan have not yet been determined). DSM will obtain such funds from cash on hand and/or cash generated from general corporate activities. As of March 31, 2012, DSM had approximately EUR 2.082 billion (which, for illustrative purposes only, is approximately $2.64 billion based on current exchange rates) in cash and cash equivalents on hand. DSM and Purchaser do not have any alternative financing plans or arrangements. The Offer is not conditioned upon any financing arrangements.

13.  Conditions of the Offer

        Notwithstanding any other term of the Offer but subject to the terms set forth in the Merger Agreement, we are not required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to our obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer, if:

(i)
at the expiration of the Offer the Minimum Tender Condition is not satisfied;

(ii)
at the expiration of the Offer or immediately prior to such payment the Antitrust Condition is not satisfied;

(iii)
any of the following conditions shall exist at the time of expiration of the Offer or immediately prior to such payment:

A.
any judgment, ruling, order, writ, injunction, or decree issued by a court of competent jurisdiction or by a governmental authority, or any statute, law, ordinance, rule or regulation shall be in effect (other than one that imposes a waiting period to the extent of such waiting period) that would (1) make the Offer or the Merger illegal, (2) otherwise prevent the consummation thereof or (3) impose any material limitations on the ownership by DSM of the surviving corporation or the operation by DSM of the business of Kensey Nash and its subsidiaries, on a consolidated basis;

B.
any suit, action or proceeding shall have been commenced and be pending by any United States federal or state or foreign governmental authority of competent jurisdiction wherein a judgment, ruling, order, writ, injunction, or decree would have any of the effects referred to in paragraph (A) above;

  C.
  since the date of the Merger Agreement, there shall have occurred any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect;

  D.
  (1) any representation and warranty of Kensey Nash set forth in Section 3.2, Section 3.3(a) or Section 3.3(b) of the Merger Agreement (generally dealing with the capitalization of Kensey Nash and the authority of Kensey Nash to enter into, and the due authorization of, the Merger Agreement and all the transactions contemplated thereby) shall not be true and correct in all material respects as of the date of the Merger Agreement and as of such time, except to the extent such representation and warranty expressly relates to an earlier time (in which case on and as of such earlier time) or (2) any other representation and warranty of Kensey Nash set forth in the Merger Agreement shall not be true and correct as of the date of the Merger Agreement and as of such time, except to the extent such representation and warranty expressly relates to an earlier time (in which case on and as of such earlier time), other than in the case of clause (2) for such failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect (it being understood that for this purpose all references to the term "Company Material Adverse Effect" and other qualifications based on the word "material," except for the reference to the term "Company Material Adverse Effect" in Section 3.6 of the Merger Agreement, shall be disregarded);

  E.
  Kensey Nash shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of Kensey Nash to be performed or complied with by it under the Merger Agreement prior to such time;

  F.
  Kensey Nash fails to deliver to us a certificate signed by a senior executive officer of Kensey Nash dated the date on which the Offer expires certifying that the conditions specified in clauses (D) and (E) of this paragraph (iii) do not exist;

  which condition described in clauses (A) through (F), in our sole and reasonable judgment, in any such case, makes it inadvisable to proceed with such acceptance for payment or payment; or

(iv)
at or any time prior to the expiration of the Offer the Merger Agreement shall have been terminated in accordance with its terms.

        Subject to the Merger Agreement and applicable law, we expressly reserve the right, at any time or from time to time prior to the expiration of the Offer, in our sole discretion, to waive or otherwise modify the terms and conditions of the Offer in any respect, except that we reserve the right to waive or otherwise modify those conditions of the Offer that depend upon receipt of government regulatory approvals at any time prior to the acceptance of Shares for payment. Any reference in this Offer to Purchase or in the Merger Agreement to a condition or requirement being satisfied shall be deemed met if such condition or requirement is so waived. Purchaser will terminate the Offer only pursuant to the specified conditions described in this Offer to Purchase. The failure by us or any of our affiliates at any time to exercise any of the foregoing rights shall not be deemed a waiver of such any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right.

14.  Dividends and Distributions

        The Merger Agreement provides that, from the date of the Merger Agreement to the Effective Time, Kensey Nash shall not, and shall not permit any of its subsidiaries to, without the prior written approval of DSM (which approval shall not be unreasonably withheld, conditioned or delayed), declare, set aside, make or pay any dividends or any other distribution (whether in cash, stock, property or otherwise) with respect to any of its capital stock (other than the Declared Dividend and any dividend by a subsidiary of Kensey Nash to Kensey Nash or a wholly-owned subsidiary of Kensey Nash). Under the terms of the Merger Agreement, if Kensey Nash were to declare any further cash dividend with the approval of DSM, the Offer Price would be appropriately and proportionately adjusted to reflect such cash dividend. See Section 11—"Purpose of the Offer and Plans for Kensey Nash; Merger Agreement and Other Agreements—The Merger Agreement—Covenants."

15.  Certain Legal Matters

        General.    Except as otherwise set forth in this Offer to Purchase, based on our review of Kensey Nash's publicly available SEC filings and other information regarding Kensey Nash, we are not aware of any licenses or other regulatory permits that appear to be material to the business of Kensey Nash and that might be adversely affected by the acquisition of Shares by us pursuant to the Offer or, except as set forth below, of any approval or other action by any governmental, administrative or regulatory agency or authority that would be required for the acquisition or ownership of Shares by us pursuant to the Offer. In addition, except as set forth below, we are not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for our acquisition or ownership of the Shares. Should any such approval or other action be required, we currently expect that such approval or action, except as described below under "State Takeover Laws," would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it would be obtained without substantial conditions, and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Kensey Nash's or our business or that certain parts of Kensey Nash's or our business might not have to be disposed of or held separately. In such an event, we may not be required to purchase any Shares in the Offer. See Section 13—"Conditions of the Offer."

        Antitrust Compliance.    Under the HSR Act, and the related rules and regulations that have been issued by the FTC, certain transactions having a value above specified thresholds may not be consummated until specified information and documentary material ("Premerger Notification and Report Forms") have been furnished to the FTC and the Antitrust Division of the DOJ (the "Antitrust Division") and certain waiting period requirements have been satisfied. The requirements of the HSR Act apply to the acquisition of Shares in the Offer and the Merger.

        Under the HSR Act and the rules and regulations promulgated thereunder, the purchase of Shares in the Offer cannot be completed until the expiration of a 15 calendar day waiting period following the filing by DSM, as the ultimate parent entity of Purchaser, of a Premerger Notification and Report Form concerning the Offer with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. DSM plans to file the Premerger Notification and Report Forms with the FTC and the Antitrust Division in connection with the purchase of the Shares in the Offer and the Merger on or about May 21, 2012. The required waiting period with respect to the Offer and the Merger will expire at 11:59 p.m., New York City time, on the 15th calendar day from the date such filing occurs unless the FTC or the Antitrust Division issues a request for additional information and documentary material (a "Second Request") prior to that time. If within the 15 calendar day waiting period either the FTC or the Antitrust Division were to issue a Second Request, the waiting period with respect to the Offer would be extended until 10 calendar days following the date of substantial compliance by DSM with that request, unless the FTC or the Antitrust Division terminated the additional waiting period before its expiration. After the expiration of the 10 calendar day waiting period, the waiting period could be extended only by court order enjoining the transaction. DSM may also agree with the FTC or the Antitrust Division that it will not close the transaction for a certain amount of time in order to allow the completion of the antitrust review. Complying with a Second Request can take a significant period of time. Although Kensey Nash is required to file certain information and documentary materials with the FTC and the Antitrust Division in connection with the Offer, neither Kensey Nash's failure to make those filings nor a Second Request issued to Kensey Nash from the FTC or the Antitrust Division will extend the waiting period with respect to the purchase of Shares in the Offer and the Merger.

        The FTC and the Antitrust Division will consider the legality under the antitrust laws of DSM's proposed acquisition of Kensey Nash. At any time before or after Purchaser's acceptance for payment of Shares pursuant to the Offer, if the Antitrust Division or the FTC believes that the Offer would violate the U.S. federal antitrust laws by substantially lessening competition in any line of commerce affecting U.S. consumers, the FTC and the Antitrust Division have the authority to challenge the transaction by seeking a federal court order enjoining the transaction or, if Shares have already been acquired, requiring disposition of such Shares, or the divestiture of substantial assets of DSM, Purchaser, Kensey Nash or any of their respective subsidiaries or affiliates. U.S. state attorneys general and private persons may also bring legal action under the antitrust laws seeking similar relief or seeking conditions to the completion of the Offer. While Purchaser and DSM believe that the consummation of the Offer will not violate any antitrust laws, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. If any such action is threatened or commenced by the FTC, the Antitrust Division or any state or any other person, Purchaser may not be obligated to consummate the Offer or the Merger. See Section 13—"Conditions of the Offer."

        Other Foreign Laws.    It is a condition of our obligation to accept for payment and pay for Shares tendered pursuant to the Offer that any required approvals or consents in respect of the transactions contemplated by the Merger Agreement shall have been obtained under any applicable antitrust or other competition laws of jurisdictions other than the United States, and that any applicable waiting periods thereunder shall have expired or been terminated. As of the date of this Offer to Purchase, we believe that, other than filings under the HSR Act, no other filings are required under any antitrust or competition laws.

        Stockholder Approval.    Kensey Nash has represented in the Merger Agreement that the execution and delivery of the Merger Agreement by Kensey Nash and the consummation by Kensey Nash of the transactions contemplated by the Merger Agreement have been duly and validly authorized by the Kensey Nash Board, and that no other corporate proceedings on the part of Kensey Nash are necessary to authorize the Merger Agreement or to consummate the transactions so contemplated, except, in the case of the consummation of the Merger, for the approval of the Merger Agreement by the holders of a majority of the Shares. As described below, such approval is not required if the Merger is consummated pursuant to the short-form merger provisions of the DGCL. According to Kensey Nash's certificate of incorporation, the Shares are the only securities of Kensey Nash that entitle the holders thereof to voting rights. If, following the purchase of Shares by Purchaser pursuant to the Offer, Purchaser and its affiliates own a majority of the outstanding Shares, Purchaser will be able to effect the Merger without the affirmative vote of any other stockholder of Kensey Nash.

        Short-Form Merger.    The DGCL provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a short-form merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if as a result of the Offer (including any subsequent offering period), the top-up option or otherwise, Purchaser directly or indirectly owns at least 90% of the Shares, DSM could, and (subject to the satisfaction or waiver of the conditions to its obligations to effect the Merger contained in the Merger Agreement) is obligated under the Merger Agreement to effect the Merger without prior notice to, or any action by, any other stockholder of Kensey Nash if permitted to do so under the DGCL. Even if Purchaser does not own 90% of the outstanding Shares following consummation of the Offer, Purchaser could seek to purchase additional Shares in the open market, from Kensey Nash or otherwise in order to reach the 90% threshold and effect a short-form merger. The consideration per Share paid for any Shares so acquired, other than Shares acquired pursuant to the top-up option, may be greater or less than that paid in the Offer. In addition, pursuant to the terms of the Merger Agreement, at or within three (3) business days after the later of (i) the Acceptance Time and (ii) if applicable, the completion of any subsequent offering period for the Offer pursuant to the Merger Agreement, if we acquire less than 90% of the Shares outstanding, we could exercise our top-up option to purchase from Kensey Nash, subject to certain limitations, the number of authorized and not outstanding Shares equal to the number of Shares sufficient to cause DSM and Purchaser to own one Share more than 90% of the Shares then outstanding, taking into account those Shares outstanding after the exercise of the top-up option. The price per Share payable under the top-up option would be equal to the Offer Price. See Section 11—"Purpose of the Offer and Plans for Kensey Nash; Merger Agreement—The Merger Agreement—Top-Up Option."

        State Takeover Laws.    A number of states (including Delaware, where Kensey Nash is incorporated, and Pennsylvania, where Kensey Nash has its principal place of business) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein. In general, Section 203 of the DGCL prevents an "interested stockholder" (including a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, the "business combination" is approved by the board of directors of such corporation prior to such date. Kensey Nash has represented to us in the Merger Agreement that the Kensey Nash Board (at a meeting duly called and held) has duly and unanimously adopted resolutions that are sufficient to render inapplicable to us Section 203 of the DGCL. Accordingly, no Delaware statute should have the effect of precluding the Offer or the Merger.

        In addition, because Kensey Nash has its principal place of business in Pennsylvania, the Pennsylvania Takeover Disclosure Law may apply to the Offer, the Merger and the other transactions contemplated by the Merger Agreement. However, Section 8(a) of the Pennsylvania Takeover Disclosure Law provides an exemption for any person who commences a tender offer as to which the target company (with its principal place of business or substantial assets located in Pennsylvania), acting through its board of directors, recommends acceptance to its shareholders, if the offeror files a notice containing certain information with the Pennsylvania Securities Commission at the time such recommendation is first communicated to shareholders. Purchaser is filing such notice with the Pennsylvania Securities Commission on May 21, 2012, and such notice will contain a copy of the Schedule TO and the exhibits thereto, including this Offer to Purchase and the Letter of Transmittal. Such notice will be available for inspection at the principal office of the Pennsylvania Securities Commission during business hours.

        Kensey Nash has represented to us in the Merger Agreement that the Kensey Nash Board (at a meeting duly called and held) has approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and that such resolutions are sufficient to render inapplicable to us any anti-takeover laws that may purport to be applicable to the Offer (other than the Pennsylvania Takeover Disclosure Law), the Merger and the other transactions contemplated by the Merger Agreement. Purchaser has not attempted to comply with any state takeover statutes (other than the Pennsylvania Takeover Disclosure Law) in connection with the Offer or the Merger. To the extent that the provisions of other state takeover statutes purport to apply to the Offer or the Merger, Purchaser believes that such laws conflict with federal law and constitute an unconstitutional burden on interstate commerce. Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer, the Merger, the Merger Agreement or the transactions contemplated thereby (other than the DGCL), and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, the Merger or the Merger Agreement, as applicable, Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 13—"Conditions of the Offer."

        Appraisal Rights.    No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Merger is consummated, each holder of Shares (the "Appraisal Shares") at the Effective Time who has neither voted in favor of the Merger nor consented thereto in writing, and who otherwise complies with the applicable statutory procedures under Section 262 of the DGCL, will be entitled to receive a judicial determination of the fair value of the Appraisal Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such judicially determined amount in cash, together with such rate of interest, if any, as the Delaware court may determine for Appraisal Shares held by such holder. Unless the Delaware court in its discretion determines otherwise for good cause shown, this rate of interest will be five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time between the Effective Date and the date of payment and will be compounded quarterly.

        Any such judicial determination of the fair value of the Appraisal Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Appraisal Shares. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the per share price to be paid in the Merger. Moreover, we or Kensey Nash may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Appraisal Shares is less than the price paid in the Offer and the Merger. Stockholders also should note that investment banking opinions as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer and the Merger, are not opinions as to fair value under Section 262 of the DGCL.

        The Merger Agreement provides that, in any appraisal proceeding with respect to Appraisal Shares and to the fullest extent permitted by applicable law, the fair value of the Appraisal Shares shall be determined in accordance with Section 262 of the DGCL without regard to the top-up option, the Shares issued in connection with the top-up option or any promissory note delivered by Purchaser to Kensey Nash in payment for the Shares issued pursuant to the top-up option.

        If any holder of Appraisal Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his, her, or its rights to appraisal as provided in the DGCL, the Appraisal Shares of such stockholder will be converted into the right to receive from Purchaser the Merger Consideration, without interest and subject to applicable withholding taxes, in accordance with the Merger Agreement. A stockholder may withdraw a demand for appraisal by delivering to Kensey Nash a written withdrawal of the demand for appraisal and acceptance of the Merger.

        The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights under Delaware law. The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of Delaware law which will be set forth in their entirety in the proxy statement or information statement for the Merger, unless the Merger is effected as a short-form merger, in which case they will be set forth in the notice of merger. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by reference to Delaware law.

        Stockholders cannot exercise appraisal rights at this time. The information provided above is for informational purposes only with respect to the alternatives of stockholders if and when the Merger is consummated. If stockholders sell their Shares in the Offer (or otherwise prior to the Merger), such holders will not be entitled to exercise appraisal rights with respect to such Shares.

        Kensey Nash Rights Agreement.    Effective as of May 2, 2012, the Kensey Nash Board approved, and Kensey Nash and the Rights Agent (as defined in the Rights Agreement between Kensey Nash and Computershare Trust Company, N.A. dated as of June 18, 2009 (the "Rights Agreement")) have entered into the Rights Agreement Amendment to provide that: (a) none of DSM, Purchaser or any of their respective Affiliates or Associates (as such terms are defined in the Rights Agreement) shall be deemed to be an Acquiring Person (as defined in the Rights Agreement) as a result of (i) the announcement, commencement or consummation of the Offer, or (ii) the execution, delivery or performance of the Merger Agreement, or the consummation of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement; (b) none of a Shares Acquisition Date, a Triggering Event and a Distribution Date (each as defined in the Rights Agreement) shall be deemed to occur as a result of (i) the announcement, commencement or consummation of the Offer, or (ii) the execution, delivery or performance of the Merger Agreement or the consummation of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement; and (c) the rights under the Rights Agreement will not separate from the Shares as a result of (i) the announcement, commencement or consummation of the Offer, or (ii) the execution, delivery or performance of the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement.

        "Going Private" Transactions.    Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions and may under certain circumstances be applicable to the Merger. However, Rule 13e-3 will be inapplicable if (a) the Shares are deregistered under the Exchange Act prior to the Merger or another business combination or (b) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. Neither DSM nor Purchaser believes that Rule 13e-3 will be applicable to the Merger.

        Litigation.    On May 9, 2012, a putative class action lawsuit was commenced against Kensey Nash, the members of the Kensey Nash Board, DSM and Purchaser in the Court of Chancery in the State of Delaware. The lawsuit is captioned Hilary Coyne v. Kensey Nash Corporation., et al. (Case No. 7508). In the lawsuit, plaintiff alleges generally that the directors breached their fiduciary duties in connection with the transaction by, among other things, carrying out a defective sale process that resulted in an unfair price to stockholders and a Merger Agreement that contains certain onerous and preclusive deal protection provisions. Plaintiff further alleges that DSM and Purchaser aided and abetted the Kensey Nash Board in the breach of their fiduciary duties. Plaintiff purports to bring the lawsuit on behalf of the public stockholders of Kensey Nash and seeks equitable relief to enjoin consummation of the Offer and the Merger, rescission of the Offer and the Merger and/or rescissory damages, and fees and costs, among other relief. We believe that the lawsuit is without merit.

        On May 14, 2012, a putative class action lawsuit was commenced against Kensey Nash, the members of the Kensey Nash Board, DSM and Purchaser in the Court of Chancery in the State of Delaware. The lawsuit is captioned David R. Cronin v. Joseph W. Kaufmann, et al. (Case No. 7527). In the lawsuit, plaintiff alleges generally that the directors breached their fiduciary duties in connection with the transaction by, among other things, carrying out a defective sale process that resulted in an unfair price to stockholders and a Merger Agreement that contains certain onerous and preclusive deal protection provisions. Plaintiff further alleges that DSM and Purchaser aided and abetted the Kensey Nash Board in the breach of their fiduciary duties. Plaintiff purports to bring the lawsuit on behalf of the public stockholders of Kensey Nash and seeks equitable relief to enjoin consummation of the Offer and the Merger, rescission of the Offer and the Merger and/or rescissory damages, and fees and costs, among other relief. We believe that the lawsuit is without merit.

        On May 15, 2012, a putative class action lawsuit was commenced against Kensey Nash, the members of the Kensey Nash Board, DSM and Purchaser in the Court of Chancery in the State of Delaware. The lawsuit is captioned Louisiana Municipal Police Employees' Retirement System v. Joseph W. Kaufmann, et al. (Case No. 7534). In the lawsuit, plaintiff alleges generally that the directors breached their fiduciary duties in connection with the transaction by, among other things, carrying out a defective sale process that resulted in an unfair price to stockholders and a Merger Agreement that contains certain onerous and preclusive deal protection provisions. Plaintiff further alleges that DSM and Purchaser aided and abetted the Kensey Nash Board in the breach of their fiduciary duties. Plaintiff purports to bring the lawsuit on behalf of the stockholders of Kensey Nash and seeks equitable relief to enjoin consummation of the Offer and the Merger and direct the Kensey Nash Board to commence a sale process to secure the best possible consideration for Kensey Nash and obtain a transaction which is in the best interests of Kensey Nash's stockholders, rescission of the Merger Agreement, imposition of a constructive trust in favor of Kensey Nash's stockholders upon any benefits improperly received by the defendants, and fees and costs, among other relief. We believe that the lawsuit is without merit.

16.  Fees and Expenses

        We have retained Citi to act as financial advisor to DSM in connection with the transactions contemplated by the Merger Agreement, for which services Citi will receive customary compensation, reimbursement for reasonable out-of-pocket expenses and indemnification against certain liabilities arising out of the engagement, including liabilities under the federal securities laws. In the ordinary course of business, Citi and its affiliates may trade Shares for their own accounts and accounts of customers, and, accordingly, may at any time hold a long or short position in the Shares.

        We have retained the Depositary and the Information Agent in connection with the Offer. Each of the Depositary and the Information Agent will receive customary compensation, reimbursement for reasonable out-of-pocket expenses, and indemnification against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

        As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

        Except as set forth above, we will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.

17.  Miscellaneous

        We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the

Offer. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

        We have filed with the SEC the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer and may file amendments thereto. In addition, Kensey Nash has filed the Schedule 14D-9 (including exhibits) in accordance with the Exchange Act setting forth its recommendation and furnishing certain additional related information. The Schedule TO and the Schedule 14D-9, and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in Section 8—"Certain Information Concerning Kensey Nash"—"Available Information."

        No person has been authorized to give any information or make any representation on behalf of Purchaser or DSM not contained in this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery and, if given or made, such information or representation must not be relied upon as having been authorized. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of DSM, Purchaser, Kensey Nash or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

                      Biomedical Acquisition Corporation

May 21, 2012

SCHEDULE A

INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS AND
THE EXECUTIVE OFFICERS OF DSM AND PURCHASER

DSM

        Set forth below are the name, business address and current principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of DSM. Except as otherwise noted, positions specified are positions with DSM.

Name	Business Address	Principal Occupation or Employment and Five-Year Employment History	Citizenship
DSM SUPERVISORY BOARD
Rob Routs, Chairman	DSM N.V. Het Overloon 1 6411 TE Heerlen The Netherlands	Retired (last position held: Executive Director Downstream and Member of the Board of Royal Dutch Shell plc)	Dutch
Ewald Kist, Deputy Chairman	DSM N.V. Het Overloon 1 6411 TE Heerlen The Netherlands	Retired (last position held: Chairman of the Managing Board of the ING Group)	Dutch
Pierre Hochuli	DSM N.V. Het Overloon 1 6411 TE Heerlen The Netherlands	Retired (last position held: Chairman of the Board of Directors of Devgen NV)	Swiss
Claudio Sonder	DSM N.V. Het Overloon 1 6411 TE Heerlen The Netherlands	Executive Vice President of Suzano Holding S.A	Brazilian
Tom de Swaan	DSM N.V. Het Overloon 1 6411 TE Heerlen The Netherlands	Retired (last position held: Member of the Managing Board and Chief Financial Officer / Chief Risk Officer ABN AMRO)	Dutch
Pauline van der Meer Mohr	DSM N.V. Het Overloon 1 6411 TE Heerlen The Netherlands

President of the Executive Board of Erasmus University Rotterdam; Founder / Managing Partner of Amstelbridge Human Capital Strategies from September 2008 to December 2009; Senior Executive Vice President and Head of Human Resources of ABN Amro Bank from May 2006 to April 2008

Dutch
Victoria Haynes	DSM N.V. Het Overloon 1 6411 TE Heerlen The Netherlands	Retired (last position held: President and CEO of the Research Triangle Institute)	United States of America

Name	Business Address	Principal Occupation or Employment and Five-Year Employment History	Citizenship
Eileen Kennedy	DSM N.V. Het Overloon 1 6411 TE Heerlen The Netherlands	Professor of Nutrition, Friedman School of Nutrition Science and Policy at Tufts University in Boston	United States of America
DSM MANAGING BOARD
Feike Sijbesma, Chairman	DSM N.V. Het Overloon 1 6411 TE Heerlen The Netherlands	Chief Executive Officer and Chairman of DSM's Managing Board since May 2007; Member of DSM's Managing Board since July 2000	Dutch
Nico Gerardu	DSM N.V. Het Overloon 1 6411 TE Heerlen The Netherlands	Member of DSM's Managing Board since April 2006	Dutch
Rolf-Dieter Schwalb	DSM N.V. Het Overloon 1 6411 TE Heerlen The Netherlands	Member of DSM's Managing Board and Chief Financial Officer since October 2006	German
Stephan B. Tanda	DSM N.V. Het Overloon 1 6411 TE Heerlen The Netherlands	Member of DSM's Managing Board since May 2007	Austrian
Stefan Doboczky	DSM N.V. Het Overloon 1 6411 TE Heerlen The Netherlands	Member of DSM's Managing Board since May 2011; Business Group Director of DSM Anti-Infectives since 2009; Vice President and Business Unit Director China for DSM Anti-Infectives from 2006 to 2009	Dutch

 PURCHASER

        Set forth below are the name, business address and current principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Purchaser. Except as otherwise noted, positions specified are positions with DSM.

Name	Business Address	Principal Occupation or Employment and Five-Year Employment History	Citizenship
Christophe Dardel	DSM N.V. Het Overloon 1 6411 TE Heerlen The Netherlands	President and Director of Biomedical Acquisition Corporation since April 2012 President of DSM Biomedical; President of DSM Dyneema from September 2002 to May 2010	France
Hugh C. Welsh	DSM North America 45 Waterview Blvd Parsippany, NJ 07054

Secretary and Director of Biomedical Acquisition Corporation since April 2012

President and General Counsel, DSM North America since October 2010; Vice President and General Counsel, DSM North America from June 2006 to October 2010

United States of America

The Letter of Transmittal, certificates for Shares and any other required documents should be sent by each stockholder of Kensey Nash or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

Citibank, N.A.

By Mail:	By Hand or Overnight Mail:
Citibank, N.A. P.O. Box 859208 Braintree, MA 02185-9208	Citibank, N.A. 161 Bay State Drive Braintree, MA 02184

Any questions or requests for assistance may be directed to the Information Agent at its telephone numbers and address set forth below. Requests for additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

105 Madison Avenue
New York, NY 10016
(212) 929-5500 (Call Collect)
or
Call Toll Free: (800) 322-2885
Email: tenderoffer@mackenziepartners.com